Amendment Number 1 to

                           Registration No. 333-89928


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form SB-2

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933


                        AIR PACKAGING TECHNOLOGIES, INC.
        (Exact Name of Small Business Issuer as Specified in its Charter)

        DELAWARE                        3089                    95-4337254
(State of Incorporation)         (Primary Standard           (I.R.S. Employer
                                     Industrial           Identification Number)
                               Classification Number)

                                 Donald Ochacher
                             Chief Executive Officer
                25620 Rye Canyon Road, Valencia, California 91355
                                 (661) 294-2222
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

J. G. McAllister, Esq.
W. Sterling  Mason, Esq.
1291 W. 12600 So., Suite 102
Riverton, Utah 84065
(801) 572-6610

Approximate date of proposed sale to the public: From time to time after the effective date of the registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check this box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]



                        CALCULATION OF REGISTRATION FEE


Title of each class
Of securities to be    Amount to be        Price      Maximum      Amount of
Registered             Registered (2)   Per Share(1)  Offering  registration Fee

common stock, $0.01     5,430,758          $0.45     $ 2,443,841    $ 584.08
_______________________________________________________________________________

(1) Estimated for the purpose of calculating the registration fee pursuant to Rule 457(c) on the basis of the last reported sales price of the registrant's common stock on May 31, 2002.
(2) The amount to be registered includes an indeterminate number of shares issuable as a result of stock splits, stock dividends and anti-dilution provisions in accordance with Rule 416.


The registrant hereby amends this registration statement on an date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on the date the Commission, acting pursuant to said Section 8(a), may determine.

Pursuant to Rule 429, the prospectus, which is a part of this registration, is a combined prospectus covering 4,675,000 of the shares previously registered under registration 333-60372, and, as such, acts as a post effective amendment to such registration.

                                   PROSPECTUS

                        10,105,758 SHARES OF COMMON STOCK

                        AIR PACKAGING TECHNOLOGIES, INC.

     The stockholders of Air Packaging Technologies, Inc. listed below in the section entitled "Selling Stockholders and Plan of Distribution" may offer and sell from time to time shares of our common stock under this prospectus. These shares include a maximum of 9,805,758 shares of common stock which may be acquired by these stockholders by electing the conversion and exercise provisions related to our 7% and 8 3/4% convertible debentures and related warrants and 300,000 shares issuable pursuant to other outstanding warrants. The maximum number of shares of common stock which may be resold under this prospectus is 10,105,758 shares.

     Although we will be entitled to receive proceeds in the amount of $1,483,000 from the exercise of the warrants by the selling stockholders, we will not receive any part of the proceeds from conversion of the outstanding convertible debentures.

     Our common stock is traded on the OTCBB operated by the NASD, under the trading symbol "AIRP". On May 31, 2002, the last reported sales price of our common stock on the OTCBB was $0.45.



The purchase of our securities involves a high degree of risk. See "risk factors," at page five, for a discussion of many matters that you should consider before purchasing our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.


                   The date of this prospectus is     , 2001

                                TABLE OF CONTENTS


ABOUT THIS PROSPECTUS                                                          5

SUMMARY INFORMATION                                                            5

RISK FACTORS                                                                   6

INFORMATION AVAILABLE TO YOU                                                   9

USE OF PROCEEDS                                                               10

INFORMATION ON SECURITIES BEING REGISTERED
IN THIS REGISTRATION                                                          10

SELLING PERSONS AND PLAN OF DISTRIBUTION                                      11

LEGAL PROCEEDINGS                                                             14

DIRECTORS AND EXECUTIVE OFFICERS                                              14

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS                               15

DESCRIPTION OF SECURITIES OF AIR PACKAGING TECHNOLOGIES, INC                  16

EXPERTS                                                                       17

SHARES ELIGIBLE FOR FUTURE SALE                                               17

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES                                                18

DESCRIPTION OF BUSINESS                                                       18

MANAGEMENT'S DISCUSSION AND ANALYSIS                                          25

DESCRIPTION OF PROPERTY                                                       29

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS                                29

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS                      30

EXECUTIVE COMPENSATION                                                        31

LEGAL MATTERS                                                                 33

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE                                        33

FINANCIALS                                                                   F-1

                              ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission utilizing a "shelf" registration process. Under this shelf process, the selling stockholders may sell up to 10,105,758 shares of our common stock, the majority of which they may acquire in the future from us. This prospectus provides you with a general description of our common stock which the selling stockholders may offer. When the selling stockholders sell our common stock, we may provide, if necessary, a prospectus supplement that will contain specific terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading "Information Available to You."

                               SUMMARY INFORMATION

     Since 1992, Air Packaging or APTI, as it is also known, has been engaged in the manufacturing, distribution, marketing, and continued development of inflatable, protective packaging for use in shipment of higher value and fragile products. We hold worldwide patents on a packaging system which utilizes chambered packing material to provide a cushion of air around products during shipment. Our Air Box(R) system competes favorably against materials like bubble wrap, urethane foam, etc., in terms of protection, ease of use and storage, for shipment of higher value items throughout the world. In addition, during the current year we have been aggressively targeting the promotional and retail packaging market and focusing on the lower priced, higher volume packaging market with new products. It should be noted that Air Packaging's auditors have raised a substantial doubt as to whether or not we will remain a going concern. This doubt is due to the fact that from inception we have never reported a profit and have an accumulated deficit of $27,219,344 as of March 31, 2002.

     Our corporate offices are located at 25620 Rye Canyon Road, Valencia, California 91355; our telephone number is (661) 294-2222; and our facsimile number is (661) 294-0947.


The Offering
Securities offered by Air Packaging ..............     None

Securities offered by the selling stock holders...     up to 10,105,758 shares of common stock


Common stock outstanding prior to the Offering ...     12,169,175 shares and 285,000 shares to be issued
                                                       as of May 31, 2002



Use of proceeds....................... ...........     Air  Packaging  will not  receive any  proceeds  from
                                                       the  conversion  of the  debentures  by  the  selling
                                                       shareholders.  However,  Air  Packaging  will receive
                                                       proceeds  from the  exercise  of warrants to purchase
                                                       the common  stock . Such  proceeds,  if any,  will be
                                                       used for general corporate purposes.

Risk factors.......................... ...........     The  common  stock   offered  by  the  selling  stock
                                                       holders  involves  a high  degree of risk.  See "Risk
                                                       Factors."

Market symbol ..................... ..............     AIRP



     An investment in the common stock offered hereby involves a high degree of risk. See "Risk Factors."

                                  RISK FACTORS

     You should carefully consider the following risk factors before making any investment decision.

     The risks and uncertainties below are not the only ones facing Air Packaging. Additional risks and uncertainties not presently known to us, or that we currently deem immaterial, may also impair our business operations. If any of the following risks actually occur, our business, financial condition, or results of operations could be materially and adversely affected. In that case, the trading price of our common stock could decline and you may lose all or part of your investment.

     You should be aware that some of the information contained in this prospectus are forward-looking statements and are based upon projections and assumptions that may not be reliable.

     These statements include, but are not limited to, statements about our industry, plans, objectives, expectations and other statements that are not historical facts. Forward-looking statements are generally identified by the use of the following words: "anticipate", "believe", "estimate", "expect", "hope", "intend", "plan", "seek", "search" and other words which indicate the future anticipations of Air Packaging. Forward-looking statements, by their very nature, involve risks and uncertainties. Therefore, actual results may differ materially from those implied or expressed by such statements. Accordingly, you should not place undue reliance on these forward-looking statements.

     We have had a history of operating losses and this may continue to be the case. If we do not become profitable the business may be forced to shut down and liquidate its assets to pay its debts.

     Our expenses are currently greater than our revenues. In the most recent year end financial report, for the year ended December 2001, our gross income from operations was $1,662,265, and our expenses were $5,030,713, which resulted in a net loss, before taxes, of $3,368,448. In the first three month period ended March 31, 2002, the net losses increased by $61,782 to $551,684 from $489,902 for the first three months of the year 2001.We have had a history of losses and, at December 31, 2001, had an accumulated deficit of $26,667,660. Our ability to operate profitably depends on increasing our sales and achieving sufficient gross profit margins for sustained growth; something we have not achieved to date. If the sales volume does not increase significantly then expenses will continue to exceed gross income from operations and we will be forced out of business. Primarily as a result of our recurring losses our independent certified public accountants included an explanatory paragraph in their opinion of our December 31, 2001 financial statements wherein they expressed substantial doubt about our ability to continue as a going concern.

     Because of our high fixed operating costs, we will need to increase our sales substantially or we will be forced to raise additional capital or close our business.

     The costs associated with the plant and equipment necessary to produce our products, called "fixed costs", is high relative to the sales volume achieved to date. Those costs will increase in view of our plans to acquire a third manufacturing machine. Costs such as depreciation, utilities, maintenance and supplies will increase with this acquisition. For Air Packaging to achieve profitability it must substantially increase its sales volume. If we are unable to achieve the volume of sales necessary to over come the high fixed costs of operations we will find it necessary to raise additional capital or be forced to close the business.

     It Is Highly Likely That We Will Need To Raise Additional Capital In The Future And We Are Uncertain If We Will Be Able To Do So; if we cannot, the business will cease.

     Air Packaging will require additional capital to continue a trend of greater volume which will require higher levels of inventory, accounts receivable and higher operating expenses for marketing. We anticipate that it will be necessary to raise $2,000,000 over the next twelve months in order to sustain our current operations. Negative cash flows from operating and investing activities in fiscal year 2001 were $2,350,290 which were covered by cash provided from financing activities in the fiscal year 2001. Negative cash flows from operating and investing activities in three month ended March 31, 2002 were $441,013 which were covered by cash provided from financing activities in the fiscal years 2001 and 2002. Air Packaging is presently negotiating with sources for additional equity capital to allow it to expand the current level of operations. If we do not obtain this capital, we will not be able to increase our volume, thus continuing to operate at a loss until we are forced out of business.

     We have a limited ability to raise additional capital which may diminish our access to conventional lending sources.

     Air Packaging may not have the ability to raise additional capital through conventional sources such as bank or institutional lending sources. This is primarily due to the fact that we have already pledged our assets to secure certain convertible notes. If, as already stated, we cannot raise the additional capital necessary to fund the business operations then we will be forced to close the business operations.

     You should take into consideration the fact the United States economy has been experiencing a slow down which may decrease the sale of our products and cause us to cease operations.

     Our product lines rely upon the sale and transportation of products between businesses and by and between consumers. When the United States economic activity decreases, demand for our products may decrease as a direct result. Such a decrease makes it difficult for Air Packaging to sustain any economic growth which may result in the closure of the business operations.

     Competitors may copy our products or develop products that replace our lines which may result in the failure of our company.

     Our business is highly competitive. All aspects of our business, including price, promptness of service, and product quality are significant competitive factors and our ability to successfully compete with respect to each factor is material to its profitability. Although we have received patents in the United States on aspects of our products, competitors may not be prevented from developing products substantially equivalent to ours. Patent litigation entails high costs and can take a long time. Therefore, our patent position may not prevent competition which, in turn, may cause us to close the business operations.

     If we do not respond to rapid technological changes, our services could become obsolete and we would lose customers and go out of business.

     The nature of Air Packaging's product lines are such that changes are continually made to the tools and machines and ultimate products. Air Packaging has been able to keep pace with those changes and hire qualified personnel that are well trained and experienced with the design and manufacturing of the equipment. However, in the event that we are unable to keep pace with those changes or hire qualified personnel, we will be unable to compete in the market place and will be forced out of business.

     Our stock price has been volatile making it difficult to value or price your stock from time to time.

     The stock markets have been very volatile for over a year and our stock has experienced that volatility. The OTC Bulletin Board often experiences severe fluctuations in terms of price and volume even when the other markets are more stable. Over the past eighteen months stock markets throughout the world have experienced extreme volatility and substantially depressed stock prices. Such volatility makes valuation of your investment difficult and has a negative impact on the ability of Air Packaging to raise capital because it is difficult to value the stock for potential investors. Such volatility may very well increase thus making it even more difficult to value our stock. In addition, our stock price and volume will be impacted by numerous factors, such as:

     >>   Variations in quarterly earnings
     >>   Significant customer orders
     >>   General conditions in the shipping industry
     >>   Material public announcements
     >>   Market activity of our competitors
     >> Strategic alliances and mergers in which we or our competitors are involved.

     There is always the concern that the expected earnings may fall below the level anticipated by the market makers and analysts which could severely impact the stock price. If there would be a severe and continuing decline in our stock price, it is possible that litigation could be instigated by our shareholders causing significant costs to Air Packaging. These costs could be measured in distraction of management and loss of capital as well as the possibility of ultimate liability; all of which may result in the failure and closure of the business.

     Additional Shares Could Depress our Stock Price and result in a loss in the value of your investment in our company.

     Our Articles of Incorporation currently authorize the Board of Directors to issue up to 50,000,000 shares of common stock, par value $.01. The power of the Board of Directors to issue shares of common stock or warrants to purchase shares of common stock is subject to shareholder approval in only limited instances. Accordingly, any additional issuance of our common stock may have the effect of further diluting the equity interest of our present shareholders and decreasing our stock price.


     As of the date of May 31, 2002, Air Packaging had 12,169,175 common shares outstanding and 285,000 to be issued. Air Packaging also has convertible debentures, warrants and options issued and outstanding or to be issued which, if converted or exercised in full, would require Air Packaging to issue up to an additional maximum of 14,810,745 shares of its common stock which would result in Air Packaging having 27,264,920 shares of its common stock issued and outstanding. Of the outstanding shares on May 31, 2002, 1,242,434 were restricted securities. If all the debentures, options and warrants above were converted or exercised and the to be issued shares were issued, this would increase the number of restricted securities by 15,095,745 to 16,338,179 shares, of which 12,543,246 are registered or being pursuant to this and other registration statements.


     The lack of liquidity for our stock and the penny stock rule may make it difficult for shareholders to sell their shares when they desire to do so.

     Our common stock is currently traded on the OTC Bulletin Board, operated by the NASD, Inc. The stock is subject to the "penny stock" rule that impose additional sales practice and market making requirements on broker-dealers who sell and/or make a market in these securities. Application of this rule does, by its nature, adversely affect the ability or willingness of the purchasers of common stock to sell their shares in the secondary market.

     Unless and until the price of our common stock is more than $5.00 per share, our securities will be subject to the low priced security or so-called "penny stock" rule that imposes additional sales practice requirements on broker-dealers who sell our securities to persons other than established customers and accredited investors. For any transaction involving a penny stock, unless exempt, the rule requires:

>> that a broker or dealer approve a person's account for transactions in penny stocks; and
>> the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

     In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

>> obtain financial information and investment experience and objectives of the person; and
>> make a reasonable determination that the transactions in penny stocks are suitable for that person and that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

     The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the Commission relating to the penny stock market, which, in highlighted form:

>> that sets forth the basis on which the broker or dealer made the suitability determination; and
>> that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

     Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading, and about commissions payable to both the broker-dealer and the investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Risks Related to this Offering

     The Issuance of Stock Pursuant to the conversion of the 8 3/4% and 7% Convertible Debentures May Substantially Dilute the Interests of Other Security Holders Because the Number of Shares Air Packaging Will Issue upon Conversion Will Depend upon the Trading Price of Our Common Stock at the Time of Conversion if the Trading Price Is Less Than the Set Price of the Debenture.

     We are  registering  1,601,818  shares of common stock issuable under our 8
3/4% and 7% convertible debentures to provide for the contingency that the conversion price on the convertible debentures could be lower than the stated conversion price from time to time. The holders of our 8 3/4% convertible debentures may, upon 61 days prior notice, elect to convert the debentures into shares of our common stock at any time at a discount of the lesser of $0.40 or a 20% discount to the closing high bid price on the date of the notice of conversion if the closing bid price of our common stock has been less than $.040 for the 40 business days immediately preceding the date of the notice of conversion, but not less than $0.33. The Conversion Price of the 7% convertible debentures is the lesser of $0.50 per share or a twenty per cent (20%) discount to the closing high bid price on the date of notice of conversion if the closing bid price for the Company's common stock has been less than $0.50 for the previous twenty (20) consecutive Business Days., but not less than $0.33

     Depending on the price of our common shares at the time of conversion, the holders of the debentures could receive between 5,155,000 and 7,575,757 shares according to the terms of the debentures.

The Sale of Material Amounts of Air Packaging's Common Stock Could Reduce the Price of Its Common Stock and Encourage Short Sales.

     If the holders of the convertible debentures elect to convert the debentures into common stock and to sell the common stock, Air Packaging's common stock price may decrease due to the additional shares in the market. This may encourage short sales, which could place further downward pressure on the price of Air Packaging's common stock.


                          INFORMATION AVAILABLE TO YOU

     Air Packaging Technologies, Inc. files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You can inspect and copy the registration statement on Form SB-2 of which this prospectus is a part, as well as reports, proxy statements and other information filed by us, at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the SEC: Woolworth Building, 233 Broadway, New York, New York 10279 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can obtain copies of this material from the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. You can call the SEC at 1-800-732-0330 for information regarding the operation of its Public Reference Room. The SEC also maintains a World Wide Web site at http:\\www.sec.gov that contains reports, proxy and information statements, and other information regarding registrants that file electronically.

     This prospectus provides you with a general description of the common stock being registered. This prospectus is part of a registration statement that we have filed with the SEC. This prospectus, which is a part of the registration statement, does not contain all the information contained in the registration statement. Certain items are contained in schedules and exhibits to the registration statement as permitted by the rules and regulations of the Commission. Statements made in this prospectus concerning the contents of any documents referred to in the prospectus are not necessarily complete. With respect to each of these documents filed with the Commission as an exhibit to the registration statement, please refer to the exhibit for a more complete description, and each of these statements is qualified by this reference. To see more detail, you should read the exhibits and schedules filed with our registration statement.

                                 USE OF PROCEEDS

     Air Packaging will receive proceeds, if any, from the exercise of warrants which were issued in conjunction with the 8 3/4% convertible debentures, totaling 1,000,000 "$0.50" warrants which entitle the holder thereof to purchase one share of Air Packaging's common stock at $.50 per share and 1,000,000 "$0.60" warrants which entitle the holder thereof to purchase one share of Air Packaging's common stock at $.60 per share. In addition, Air Packaging will receive proceeds, if any, from the exercise of warrants which were issued in conjunction with $460,000 of 7% convertible debentures totaling 230,000 warrants exercisable at $.85 per share. Lastly. Air Packaging will receive proceeds, if any, from 300,000 other outstanding warrants which entitle the holder thereof to purchase one share of Air Packaging's common stock at prices ranging from $0.50 to $0.80. If all of these warrants are exercised, if any, Air Packaging shall receive a total of $1,483,000. These proceeds will be used for the working capital needs of Air Packaging.

         INFORMATION ON SECURITIES BEING REGISTERED IN THIS REGISTRATION

     During 2000 and early 2001 Air Packaging privately placed $1,000,000 in 8 3/4% convertible debentures and warrants to six investors. The 8.75% convertible notes are secured by certain assets of Air Packaging and are due on December 31, 2004. At the option of the holder, upon 61 days notice, the holder may convert the principal amount of such note at any time before December 31, 2003 into shares of common stock of Air Packaging. The conversion price shall be the lesser of $0.40 per share or a 20% discount to be closing high bid price on the date of notice of conversion if the closing high bid price for Air Packaging's common stock has been less than $0.40 for the previous 40 consecutive business days. Based upon the terms of the debentures the maximum number of shares that will be issued is 3,030,303 which is the number of shares being registered. There are also mandatory conversion provisions. In addition, each convertible note is part of a unit consisting of the debenture, one $0.50 warrant and one $0.60 warrant allowing the purchase of one share of common stock per warrant at certain times before January 1, 2004, subject to certain conditions. The holders of these debenture have agreed that the minimum conversion price will be $.33 per share as long as the $500,000 8% debentures issued in April and May 2002, which are being registered in a separate registration statement, are outstanding and indefinitely if future funding requires such a minimum.

     During October 2001 Air Packaging privately placed $460,000 in 7% convertible debentures and warrants to one investor .The 7% convertible notes are secured by certain assets of Air Packaging and are due on December 31, 2004. At the option of the holder, upon 61 days notice, the holder may convert the principal amount of such note at any time before December 31, 2004 into shares of common stock of Air Packaging. The conversion price was $0.80 per share. In May 2002, the conversion price was changed from $0.80 to the lesser of $0.50 per share or a 20% discount to be closing high bid price on the date of conversions if the closing high bid price for Air Packaging's common stock has been less than $0.50 for the previous 20 consecutive business days Based upon the terms of the debentures the maximum number of shares that will be issued is 1,393,939 which is the number of shares being registered. There are also mandatory conversion provisions. In addition, as a part of the placement Air Packaging issued 230,000 $0.85 warrants which entitle the holder to purchase one share of common stock per warrant at certain times before August 21, 2004 The holder of these debentures has agreed that the minimum conversion price will be $.33 per share as long as the $500,000 8% debentures issued in April and May 2002, which are being registered in a separate registration statement, are outstanding and indefinitely if future funding requires such a minimum.

     On February 5, 2002 Air Packaging, in a private placement to four investors, converted $1,025,000 of promissory notes and $15,000 in interest equivalents into $1,040,000 of convertible notes with interest payable annually in common stock on December 31 at 7.0% per annum. The 7.0% convertible notes are secured by certain assets of Air Packaging and are due on December 31, 2004. At the option of the holder, upon 61 days notice, the holder may convert the principal amount of such note at any time before December 31, 2003 into shares of common stock of Air Packaging. The conversion price shall be the lesser of

$0.50 per share or a 20% discount to be closing high bid price on the date of conversions if the closing high bid price for Air Packaging's common stock has been less than $0.50 for the previous 20 consecutive business days. Based upon the terms of the debentures the maximum number of shares that will be issued is 3,151,515 which is the number of shares being registered.. There are also mandatory conversion provisions. The holders of these debenture have agreed that the minimum conversion price will be $.33 per share as long as the $500,000 8% debentures issued in April and May 2002, which are being registered in a separate registration statement, are outstanding and indefinitely if future funding requires such a minimum.

     Lastly, 125,000 $0.80 warrants and 175,000 $0.50 warrants are a part of this prospectus. These warrants were issued in 2001 and entitle the holders to purchase one share of common stock at $0.80 or $0.50, as the case may be, at anytime on of before March 31, 2003, May 31, 2003, or August 21, 2004, depending on the particular warrant.


                    SELLING PERSONS AND PLAN OF DISTRIBUTION

     All of the shares of common stock of Air Packaging covered by this prospectus are being registered for sale for the account of the selling persons named in the table below under "Shares of common stock Offered by selling Stockholders". A maximum of 7,575,757 shares being offered by the selling stockholders will be received if and when they convert all of their debentures into common stock in Air Packaging, which they may do at anytime subject to certain conditions. Although Air Packaging will receive the benefit of exchanging long term debt for equity from the conversion of the outstanding debentures, Air Packaging will not receive any of the proceeds from the sale of shares by the selling stockholders offered hereby.

     In addition to the stock received by the selling stockholders upon conversion of their debentures, these shareholders also hold warrants which, when and if exercised, will result in their receipt of 2,230,000 shares of Air Packaging's common stock, which may be exercised at any time subject to certain conditions. Air Packaging will benefit from the exercise of these warrants, if they are exercised, and receive a total of $1,295,500. In addition, there are 300,000 other warrants which, upon exercise, will result in the issuance of 300,000 shares of Air Packaging's common stock. Air Packaging will receive $187,500 from the exercise of these warrants, if they are exercised.

         The Selling Stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling shares:

     o    ordinary   brokerage   transactions  and  transactions  in  which  the
          broker-dealer solicits purchasers;

     o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     o    purchases  by  a   broker-dealer   as  principal  and  resale  by  the
          broker-dealer for its account;

     o    an  exchange   distribution  in  accordance  with  the  rules  of  the
          applicable exchange;

     o    privately negotiated transactions;

     o    short sales

     o broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

     o    a combination of any such methods of sale; and

     o    any other method permitted pursuant to applicable law.

     The Selling Stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The
Selling Stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

     The selling stockholder may from time to time pledge or grant a security interest in some or all of the Shares or common stock or Warrant owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

     The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

     The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Stockholders have informed Air Packaging that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the Common Stock.

Air Packaging is required to pay all fees and expenses incident to the registration of the shares. Air Packaging has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

     The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of these people. The foregoing may affect the marketability of the shares.


     Listed below are (i) the names of each selling stock holder and their office or position, if any, with Air Packaging, (ii) the total number of shares beneficially owned and the number of shares to be sold in this offering by each selling stock holder as of May 31, 2002, and (iii) the percentage of common stock owned by each selling stock holder after this offering:



                                                          Number of
                                                          Shares of             Common Stock
                                 Shares of Common         Common Stock          Owned
                                 Stock Owned              Offered for           Upon Completion
                                 Prior to Offering*(2)    Stockholder's Accnt*  of Offering(1)
                                 ---------------------    --------------------  --------------

NAME                                     NUMBER               NUMBER               PERCENT
----                                     ------               ------               -------
Comprehensive Ventures
Inc. Ltd (3)                             1,977,273           1,977,273               -0-

Progressive Emerging
Ventures Ltd. (4)                        1,674,243           1,674,243               -0-

Beckford Advisors Ltd.(5)                  377,273             377,273               -0-

Maynard Worldwide Inc.(6)                2,469,697           2,469,697               -0-


                                    12

Innovative Investments
Network Ltd.(7)                            628,788             628,788               -0-

Paradigm Financial AVV(8)                  251,515             251,515               -0-

Givigest Fiducuciaria SA (9)               125,000             125,000               -0-

Oranco, Inc. (10)                          803,030             803,030               -0-

OTC Opportunities Limited(11)            1,623,939           1,623,939               -0-

Linda Ramaj (12)                            25,000              25,000               -0-

Federica Ponti Tosio(13)                    25,000              25,000               -0-

Raffaele Coltella (14)                      25,000              25,000               -0-

Paul O'Mahony (15)                          87,500              87,500               -0-

Arxo Sagl (16)                              12,500              12,500               -0-
                                          --------            --------            ------
Total                                   10,105,758          10,105,758               -0-
_________________________________________________________________________________________

*    Assumes  the  exercise  or  conversion,  as the  case  may be,  of all  warrants  or debentures.

(1)  Assumes the sale of all shares offered pursuant to this prospectus.

(2)  Beneficial  ownership is determined in accordance  with the rules of the  Securities and Exchange Commission, and includes generally voting power and/or investment power with respect to securities.

(3)  Includes a maximum of 1,977,273  shares of common stock issuable upon the conversion of the debentures and exercise of the warrants owned by Comprehensive  Ventures Inc.
     Ltd.. Beneficial owner is Jason Anthony Tabone

(4)  Includes a maximum of 1,674,243  shares of common stock issuable upon the conversion of the  debentures  and  exercise  of the  warrants  owned by  Progressive  Emerging
     Ventures Ltd.. Beneficial owner is Sheridan R. Gill.

(5)  Includes a maximum of 377,273 shares of common stock issuable upon the conversion of the  debentures  and  exercise  of the  warrants  owned by  Beckford  Advisors  Ltd.
     Beneficial owner is Marina Hickman.

(6)  Includes a maximum of 2,469,697  shares of common stock issuable upon the conversion of the  debentures  and exercise of the warrants  owned by Maynard  Worldwide  Inc..
     Beneficial owner is Linda Anne Fryer.

(7)  Includes a maximum of 628,788 shares of common stock issuable upon the conversion of the debentures and exercise of the warrants owned by Innovative  Investments Network
     Ltd.. Beneficial owner is Paul Eckersley.

(8)  Includes a maximum of 251,515 shares of common stock issuable upon the conversion of the  debentures  and  exercise  of the  warrants  owned by Paradigm  Financial  AVV.
     Beneficial owner is Melinda Daal.

(9)  Alfredo  Villa  and  Claudio  Gianascio  each own 50% of the  ownstanding  shares of
     Givigest  Fiduciaria SA.  Includes  125,000 shares of common stock issuable upon the exercise of warrants owned by Givigest.

(10) Includes a maximum of 803,030 shares of common stock issuable upon the conversion of the  debentures  by Oranco Inc.  Voting and  Dispositive  power is  exercised by the president of Oranco, Inc. who is Claudio Gianascio.


                                           13

(11) Includes a maximum of 1,623,939  shares of common stock issuable upon the conversion of the debentures and exercise of the warrants owned by OTC  Opportunities  Limited.
     Beneficial owner is Stanley Looman..

(12) Includes  25,000 shares of common stock issuable upon the exercise of warrants owned by Linda Ramaj.

(13) Includes  25,000 shares of common stock issuable upon the exercise of warrants owned by Federica Ponti Tosio.

(14) Includes  25,000 shares of common stock issuable upon the exercise of warrants owned by Raffaele Coltella.

(15) Includes  87,500 shares of common stock issuable upon the exercise of warrants owned by Paul O'Mahony.

(16) Includes  12,500 shares of common stock issuable upon the exercise of warrants owned by Arxo Sagl. Beneficial owner is Silvia Cavaciuti.



                                LEGAL PROCEEDINGS

     Air Packaging is not a party to any pending legal proceeding. To the knowledge of management, no federal, state or local governmental agency is presently contemplating any proceeding against Air Packaging. No director, executive officer or affiliate of Air Packaging or owner of record or beneficially of more than five percent of Air Packaging's common stock is a party adverse to Air Packaging or has a material interest adverse to Air Packaging in any proceeding.



                        DIRECTORS AND EXECUTIVE OFFICERS

         The names, ages and positions of the directors and executive officers of Air Packaging as of December 31, 2001, are as follows:

Name                          Age        Position                        Since
----                          ---        ---------                       -----
Donald Ochacher               64         Chairman, CEO & a Director      06/99
Janet Maxey                   39         Chief Financial Officer         07/97
Garry Newman                  51         Vice President                  06/97
Elwood C. Trotter             59         Vice President                  04/89*
Marco Calmes                  53         Director                        05/00
Wayne Case                    61         Director                        08/01*


* On June 30, 2002, Wayne Case resigned from the Board of Directors because of other business commitments and Elwood C. Trotter was appointed to the Board of Directors


     The Directors serve until the next annual meeting of shareholders, or until their successors are elected.

     Donald Ochacher - President and Chief Executive Officer and Chairman of the Board of Directors of Air Packaging since June 1999. Mr. Ochacher has been a member of the New York bar since 1960 and was engaged in the private practice of law specializing in corporate and tax law until 1973 when he became General Counsel and Chief Financial and Administrative Officer of the Newark Group Ltd., a large privately owned paper company. Since 1985, he has been both an attorney and business consultant and at various times, has served as President of privately owned companies engaged in the paper, hazardous waste, real estate and long distance telephone resale industries, from May 1994 to the present, Mr. Ochacher is president of The 800 Network, Inc. From August 1997 to August 1998, he was chief Financial Officer of Electric Entertainment Corp. Mr. Ochacher graduated from the New York University School of Law in 1960, receiving a LL.B degree and received his B.A. degree from Cornell University in 1957.

     Janet Maxey - Ms. Maxey has been an employee of Air Packaging since May 1991, and became Chief Financial Officer in July 1997. Ms. Maxey attended California State University, Northridge, and earned a Bachelor of Science Degree in Business Administration.

     Garry Newman - Vice President of Manufacturing and Engineering since June 1997. Prior to that, Mr. Newman was Engineering & Quality Assurance Manager for Richmond Technology from October 1994 until he joined Air Packaging. Mr. Newman attended University of California, Davis, and earned a Bachelor of Science Degree in Chemical Engineering.

     Elwood Trotter - Mr. Trotter has been an employee of Air Packaging since April 1989 and became Vice President, Special Projects in February 1996. Mr. Trotter attended Simon Fraser University in British Columbia, Canada.

     Marco Calmes - Since March of 2000, Mr. Calmes has been coordinator of portfolio management at SCF Societa Di Consulenza Finanziaria SA. From 1990 until 2000 he had been employed by Banca Adamas Lugano as a portfolio manager and responsible for the development of institutional clients. He has been in the banking business in Switzerland since 1978. In 1968 he received a Bachelors degree. In 1969 he received a Masters in Business Administration from Michigan State University.

     Wayne Case - President and Chairman of the Board of Schmitt Industries, Inc., since November 1986 when he founded Schmitt Industries, Inc. Mr. Case holds a Bachelor of Arts Degree and an MBA.


                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth information regarding beneficial ownership as of December 31, 2001, of Air Packaging's Common Stock, by any person who is known to Air Packaging to be the beneficial owner of more than 5% of Air Packaging's voting securities and by each director and by officers and directors of Air Packaging as a group.


                                                     Beneficial(1)   Percentage
Officers and Directors                                Ownership      of Class(1)
----------------------                                ---------      -----------

Donald Ochacher, Chairman, CEO and a Director(2)       565,000          4.5%
Elwood C. Trotter, Vice President(3)*                  407,313          3.3%
Garry Newman, Vice President (4)                       262,581          2.1%
Wayne Case, Director*                                   15,000          0.0%
Marco Calmes, Director (5)                              25,000          0.0%
                                                                        -----

All current directors and
officers as a group (6 persons)                      1,405,725         10.5%
                                                     =========         =====

5% Holders
Schmitt Industries, Inc.(6)                          1,153,058          9.5%
2765 N.W. Nicolai Street
Portland, OR  97210


* On June 30, 2002, Wayne Case resigned from the Board of Directors because of other business commitments and Elwood C. Trotter was appointed to the Board of Directors



1 Assumes that only each person's options have been exercised and no other person's have been exercised for the percentage calculation.

2 Includes 537,500 stock options outstanding and exercisable at 12/31/01. Options issued during fiscal 2000 contained vesting terms which include immediate vesting of 50% of the options granted and quarterly vesting for twelve quarters for the balance.
3 Includes 388,537 stock options outstanding and exercisable at 12/31/01. Options issued during fiscal 2000 contained vesting terms which include immediate vesting of 50% of the options granted and quarterly vesting for twelve quarters for the balance.
4 Includes 262,081 stock options outstanding and exercisable at 12/31/01. Options issued during fiscal 2000 contained vesting terms which include immediate vesting of 50% of the options granted and quarterly vesting for twelve quarters for the balance.
5    Includes 25,000 stock options outstanding and exercisable at 12/31/01.
6 It is our understanding that Schmitt Industries, Inc. is a publicly traded and reporting company. Based upon the filed reports it appears that the following persons could have sole or shared voting or investment powers with respect to the shares owned by Schmitt Industries, Inc.: Wayne A. Case, Chairman/President/CEO, Director; David W. Case, Vice President of Operations; Robert C. Thompson, Chief Financial Officer; Linda M. Case, Secretary; Maynard E. Brown, Director (Class 3); David M. Hudson , Director (Class 1); Trevor S. Nelson, Director (Class 2); Ray E. Oeltjen, Director (Class 1); Dennis T. Pixton(2) Director (Class 1); and John A. Rupp Director (Class 2).



                   DESCRIPTION OF SECURITIES OF AIR PACKAGING

Common Stock


     The authorized capital stock of Air Packaging consists of 50,000,000 shares of common stock, par value $0.01, of which 12,169,175 shares were outstanding as of May 31, 2002 are 285,000 were to be issued.


     The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the holders of capital stock. Holders of common stock are entitled to receive ratably any dividends that may be declared by the Board of Directors out of funds legally available. In the event of a liquidation, dissolution or winding up of Air Packaging, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any preferred stock that might be issued in the future. Holders of common stock have no preemptive or subscription rights, and there are no redemption or conversion rights with respect to these shares. All outstanding shares of common stock are fully paid and nonassessable.

     During 2000 and early 2001, Air Packaging issued $1,000,000 in convertible notes with interest payable annually in common stock on December 31 at 8.75% per annum. The 8.75% convertible notes are secured by certain assets of Air Packaging and are due on December 31, 2004. At the option of the holder, upon 61 days notice, the holder may convert the principal amount of such note at any time before December 31, 2003 into shares of common stock of Air Packaging. The conversion price shall be the lesser of $0.40 per share or a 20% discount to be closing high bid price on the date of notice of conversion if the closing high bid price for Air Packaging's common stock has been less than $0.40 for the previous 40 consecutive business days. There are also mandatory conversion provisions. In addition, each convertible note is part of a unit consisting of the debenture, one $0.50 warrant and one $0.60 warrant allowing the purchase of one share of common stock per warrant at certain times before January 1, 2004, subject to certain conditions. The holders of these debenture have agreed that the minimum conversion price will be $.33 per share as long as the below described $500,000 8% debentures are outstanding and indefinitely if future funding requires such a minimum.

     During October 2001, Air Packaging issued $460,000 in convertible notes with interest payable annually in common stock on December 31 at 7.0% per annum. The 7.0% convertible notes are secured by certain assets of Air Packaging and are due on December 31, 2004. At the option of the holder, upon 61 days notice, the holder may convert the principal amount of such note at any time before December 31, 2004 into shares of common stock of Air Packaging. The conversion price was $0.80 per share. In May of 2002 the conversion price was changed to the lesser of $0.50 per share or a 20% discount to be closing high bid price on the date of conversions if the closing high bid price for Air Packaging's common stock has been less than $0.50 for the previous 20 consecutive business days. There are also mandatory conversion provisions. The holders of these debenture have agreed that the minimum conversion price will be $.33 per share as long as the below described $500,000 8% debentures are outstanding and indefinitely if future funding requires such a minimum.


     On February 5, 2002 Air Packaging converted $1,025,000 of promissory notes and $15,000 in interest equivalents into $1,040,000 of convertible notes with interest payable annually in common stock on December 31 at 7.0% per annum. The 7.0% convertible notes are secured by certain assets of Air Packaging and are due on December 31, 2004. At the option of the holder, upon 61 days notice, the holder may convert the principal amount of such note at any time before December 31, 2003 into shares of common stock of Air Packaging. The conversion price shall be the lesser of $0.50 per share or a 20% discount to be closing high bid price on the date of conversions if the closing high bid price for Air Packaging's common stock has been less than $0.50 for the previous 20 consecutive business days. There are also mandatory conversion provisions. The holders of these debenture have agreed that the minimum conversion price will be $.33 per share as long as the below described $500,000 8% debentures are outstanding and indefinitely if future funding requires such a minimum.


     During April and May, 2002, Air Packaging issued $500,000 in convertible notes with interest payable at 8.00% per annum. The 8.00% convertible notes are due on at various dates between July 22, 2002 and April 30, 2003. At the option of the holder, the holder may convert the principal amount of such note at any time before December 31, 2003 into shares of common stock of Air Packaging. The conversion price shall be the lesser of $0.45 per share or 80% of the average of the three lowest closing bid prices in the ten trading days preceding the date of conversion, with a minimal price of $0.33. In addition, in conjunction therewith, a total of 266,668 $0.40 warrants were issued allowing the purchase of one share of common stock per warrant.


                                     EXPERTS


     The consolidated financial statements of Air Packaging Technologies, Inc. included in this Prospectus and the Registration statement have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report (which contain an explanatory paragraph regarding Air Packaging Technologies, Inc.'s ability to continue as a going concern) appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.


                         SHARES ELIGIBLE FOR FUTURE SALE


         As of the date of May 31, 2002, Air Packaging had 12,169,175 common shares outstanding and 285,000 shares to be issued. Air Packaging also has convertible debentures, warrants and options issued and outstanding or to be issued which, if converted or exercised in full, would require Air Packaging to issue up to an additional maximum of 14,810,745 shares of its common stock which would result in Air Packaging having 27,264,920 shares of its common stock issued and outstanding. Of the outstanding shares on May 31, 2002, 1,242,434 were restricted securities. If all the debentures, options and warrants above were converted or exercised and the shares to be issued were issued this would increase the number of restricted securities by 15,095,745 to 16,338,179 shares, of which 12,543,246 are registered or being registered pursuant to this and other registration statements.


     Rule 144 provides in essence that a person not affiliated with Air Packaging who has held restricted securities for a period of one year, generally may sell every three months, in brokerage transactions, a number of shares which does not exceed the greater of one percent of a corporation's outstanding common stock or the average weekly trading volume during the four calendar weeks prior to the sale. There is no limit on the amount of restricted securities that may be sold by a non-affiliate after the restricted securities have been held by the owner for a period of two years. A sale under Rule 144 or any other exemptions from the Act, if available, or subsequent registrations of common stock of the current shareholders, may have a depressive effect upon the price of the common stock.

     In addition, Air Packaging may register "restricted securities" from time to time. The sale of these otherwise restricted securities could adversely affect the market for Air Packaging's common stock.

     No prediction can be made as to the effect that future sales of common stock, or the availability of shares of common stock for future sale, will have on the market price of the common stock prevailing from time to time.

    DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT
                                  LIABILITIES

     The Delaware General Corporation Law, under which Air Packaging is incorporated, gives a corporation the power to indemnify any of its directors, officers, employees, or agents who are sued by reason of their service in their capacity to the corporation provided that the director, officer, employee, or agent acted in good faith and in a manner he believed to be in or not opposed to the best interests of the corporation. With respect to any criminal action, he must have had no reasonable cause to believe his conduct was unlawful.

     Insofar as indemnification for liabilities arising under the securities act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission this indemnification is against public policy as expressed in the act and is, therefore, unenforceable, in the event that a claim for indemnification against these liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by any director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by it is against public policy as expressed in the act and will be governed by the final adjudication of this issue.



                                    BUSINESS


1.   PRODUCTS
-------------

     APTI manufactures and markets a line of industrial packaging products under the name "Air Box"(R) and two private label brands pursuant to two separate agreements with Minnesota Mining and Manufacturing Company under the names 3M Inflata-Pak(TM) Air Cushion Packaging and 3M(TM) Air Cushion Packaging.

     The Air Box(R) provides reusable protective packaging during shipping and storage for a wide range of high value items. It provides vastly superior protection from ESD (electro static discharge) damage, and moisture. It also provides see-through transparency for visual inspection of the product during shipment and storage.

     The patented design suspends an item within a double-chambered envelope, which when inflated, surrounds the item with a protective cushion of air, protected by a double wall of transparent material, made out of a combination of polyethylene and nylon.

Although not an inexpensive form of packaging, the Air Box(R) provides a cost-effective packaging solution for higher value items and is environmentally superior to conventional packaging. When deflated and disposed of, use of the Air Box reduces the amount of waste by up to 90%, compared with traditional packaging. The packaging is also easily storable in deflated form, greatly reducing warehouse space required to be devoted to package material storage.

Air Box(R) is reusable, allowing the package to be deflated and reused. The Air Box is designed for companies that have substantial round-trip packaging and shipping requirements.

     APTI has also developed and markets a Static Discharge Shielding (SDS) Air Box(R). This product is designed for electronic products requiring static-discharge protection (i.e., Wafers and Integrated Circuits). The SDS Air Box(R) has two layers of anti-static coated film (inner and outer bags) that dissipate static electricity while the package's air chamber provides full static shielding. This provides one hundred times the protection of traditional static shielding bags, and still provides cushion protection, all in one package.


The SDS Air Box(R) also meets MIL B81705C Type II and Type III and EIA 541 specifications. The Electronics Industry Association (EIN) puts out the standard which is titled packaging materials standard for Electro-state discharge sensitive items. Motorola and other electronic semiconductor manufacturers are presently using the SDS Air Box(R) for shipment of their wafer and integrated circuits.

     During the first quarter of 2000 APTI introduced a new line of products which will substantially reduce the amount of material while preserving the products protective qualities. The new product, to be called Suspend-A-Pak(TM) will be suitable for the shipment of laptop computers and similar shaped products. APTI has applied for the patent for this new packaging concept, Suspend-A-Pak(TM). The bag is made similar to an inner tube surrounding the item while allowing the 4 corners to protrude through the tube. This in effect lifts and suspends the item giving it excellent protection against drop and vibration damage.

APTI has adapted the AIR BOX(R) for the promotional market, shipping a variety of products from invitations to Champagne bottles. The transparency of the Airboat(R) lends itself to promotional packaging and, in certain instances, product has been shipped in the Air Box(R) with no exterior packaging. Air Packaging intends to continue to vigorously pursue this market.

     Air Box(R) products are offered in 6 standard sizes and SDS Air Box(R) products are offered in 8 standard sizes.

     Air Box(R) quilting is an additional process developed by Air Packaging which allows the Air Box(R) to take up less space when inflated and to support heavier items for shipping. Air Boxes can accommodate products up to 15 pounds in weight.

     APTI has created the Air Box(R) Shipping Center as a marketing tool. The Center is designed for the miscellaneous shipping needs of small businesses. It is portable, measuring 17"x22"x4", made of corrugated cardboard, and comes with an assortment of one hundred and twenty (120) Air Boxes in eight different sizes and a portable air pump. It offers packaging protection equivalent to a closet full of Styrofoam.

     Conventional packaging requires as much as nine times more material volume than the Air Box(R), which consists of 90 percent air when inflated. Since the Air Boxes are stored flat, storage space requirements are greatly reduced.

     Designed to be reused as often as five times per Air Box(R), deflatable Air Box(R) materials going into a landfill after use represent 45 times less waste material compared with existing materials.

     The see-through film of the Air Box(R) permits instant verification of contents and allows a humidity indicator card to be read without opening the package. In some styles bar codes can also be scanned directly through the Air Box(R) without opening it.

         During inflation, the two chambers, sealed together at the edges, swell against one another, immobilizing the product trapped between.

     The product's disadvantage is its high unit cost. Further, in some applications the product's moisture barrier does not meet certain Mil specs, although Air Packaging's research and development department is working to improve such protection. The product is also relatively unknown, and there are limits to size, shapes and weights.

     At the point of unpacking in the recipient's plant, Air Boxes are deflated by pulling up the valve stem on the valve allowing air to escape through the center of the valve. When the Air Box(R) is ready for reuse the valve stem will be pushed back down after inflation.


     In summary Air Packaging's Air Box product has the following attributes and advantages:

>    A unique packaging system
>    Patented products
>    Superior drop and vibration protection
>    Transparency
>    ESD protection
>    Custom shapes
>    Custom printing
>    Reusable, Cost effective, Environmentally friendly
>    Suspend-A-Pak is a low cost alternative to traditional packaging



MARKETING
---------

     Air Packaging has identified and has focused upon five key industries which management believes can immediately benefit from its products. These are:

>    Promotional product or event announcements
>    Semiconductor industry and other Static Discharge Shielding (SDS) users
>    Medical
>    In-store display
>    Retail packaging

     Air Packaging has entered into two agreements with Minnesota Mining and Manufacturing Company (3M(TM))pursuant to which Air Packaging is manufacturing products to be sold under 3M's name. Sales under these agreements accounted for the majority of Air Packaging sales in 2001 and it is anticipated that the percentage will increase in future years. As detailed below, the agreement dated February 26, 2001 granted to 3M(TM) exclusive worldwide rights to sell and distribute industrial protective packaging after May 1, 2001 and the agreement dated August 8, 2000 granted to 3M(TM) exclusive worldwide rights to sell and distribute Air Packaging's products for the retail market

3M(TM)AGREEMENT DATED SEPTEMBER 1, 2000 WITH 3M(TM)STATIONERY PRODUCTS DIVISION

     Under this agreement which is denominated as a Private Label Purchase Agreement, 3M(TM) was granted the exclusive worldwide rights for the retail market as well as certain other marketing rights. Pursuant to this agreement, Air Packaging is manufacturing five sizes of inflatable protective packaging to be sold at retail under the name 3M Inflata-Pak(TM) Air Cushion Packaging. This product is offered for sale in over 15,000 stores throughout the United States. 3M(TM) will be supporting its sales effort with an extensive public relations and advertising campaign.

3M(TM)AGREEMENT DATED FEBRUARY 26, 2001 WITH 3M(TM)PACKAGING SYSTEMS DIVISION

     Under this agreement which is denominated as a Private label Purchase Agreement, 3M(TM) was granted the exclusive worldwide rights for the industrial protective packaging market commencing May 1, 2001. The industrial protective packaging market is defined in the agreement as "direct or indirect sales to small businesses, industrial customers, and logistics companies for packaging applications, the predominant purpose of which is to protect products and/or manufacturer throughout the logistics and distribution channel to the ultimate destination of the product and product component." Air Packaging is entitled to continue to sell to any existing customer in this market and any prospective customer that it was actively soliciting independent of 3M(TM) as of May 1, 2001. The Agreement also granted to 3M(TM) non-exclusive rights to sell the Company's products in all other markets.

PROMOTIONAL AIR BOX

     Air Packaging is attempting to take advantage of the unique appearance of its Air Box(R) by increasing its efforts to sell the product in the promotional packaging market. By changing the materials, the price of the Air Box(R) can be significantly reduced which allows Air Packaging to compete with traditional forms of packaging. The Company intends to seek strategic alliances with well-established companies in the promotion and business premium industries. Air Packaging will continue to actively pursue opportunities in this market and anticipates that 3M(TM) will also actively pursue this market throughout the world pursuant to the above described agreement.

SEMICONDUCTOR AND OTHER SDS USES

     This is an industrial protective packaging market and pursuant to the February 26, 2001 agreement with 3M(TM), as of May 1, 2001, 3M(TM) has the exclusive rights to sell to this market. The Company is entitled to continue to sell to existing customers and any customers it was actively soliciting as of May 1, 2001.

     The SDS market is principally the semiconductor market. Manufacturers are concerned with the shipment of silicon wafers used to manufacture integrated circuits, and IC's packaged in a Tape and Reel for shipment and further manufacture. This is a worldwide market.

     Management believes its products are the only protective packaging with both static shielding and cushion protection. The Air Box(R) provides superior static shielding, is cost effective, requires less storage space, allows use of primary shipment containers (Empak) (reusing the manufacturer's carrier provides additional cost savings), and is more effective in reducing damage from drops and vibrations.

     The product exceeds all ESD standards, all ISTA and ASTM compression and transportation standards, and has passed all commercial airline altitude tests. The product does not particulate - avoiding wafer contamination. The product is environmentally friendly with 90% less waste going into the landfill after use as compared to other packaging materials. Air Packaging's customers report the Air Box(R) is providing cost savings and freight savings, since there is less shipment weight and the corrugated box is smaller when compared to traditional cushion packaging.

     In a typical application, the two chambers contain air and are sealed together at the edges, with the exception of an open end in which the product is inserted along with a humidity indicator card. An operator applies pressurized air from an inexpensive regulator, supplied by APTI to the bag's nozzle, inflating the bag. The open end is then vacuum-sealed using existing equipment. The resulting product/package construction, consisting of film/air gap/film/product/film/air gap/film, is what gives the package its strong static shielding protection. The air gaps can range anywhere from 1/2 to 1 inch thick, depending on the contents. The film is coated to provide the required static dissapative properties, the polyethylene and nylon both provide enhancing properties to resist puncture and a long shelf life.

     After a variety of tests conducted under several different conditions, independent testing laboratory Fowler Associates confirmed that the combination of the material and the air gaps "provide a very good ESD package for essentially all devices under essentially all conditions." In one test, the package withstood a 20kV discharge while containing integrated circuits that are rated at 150 v maximum.


     Another part of the SDS market is the Photomask market. The Photomask has no efficient nor cost-effective method of shipment, is extremely fragile, is subject to transit damage, and is particularly sensitive to contamination. SDS Air Box(R) can be sealed to eliminate contamination during transit and storage. Prior to the SDS Air Box(R) entering this market, the Photomask manufacturers had no efficient way to ship their fragile Photomasks. They were getting substantial damage during shipping and storage, causing them to use such extremes as packaging them in a five-gallon ammo can with bubble wrap or a full size suitcase lined with polyurethane foam. If the Photomask was extremely fragile, they had to hand carry it to the customer. In all cases, it was substantially more expensive to insure the safety of the Photomask prior to the introduction of the SDS Air Box(R). APTI has been selling the Photomask Air Box(R) to Photronics for two years, and recently began selling the SDS Air Box for Photomasks to two other companies. These three companies control 60% of the Photomask market.

Other markets for the SDS Air Box(R) include sensitive parts for wafer making machines, high-end disc drives, quartz glassware used in making semiconductor wafers, and lightweight surface mount boards, among others.

MEDICAL

     This is an industrial protective packaging market and pursuant to the February 26, 2001 agreement with 3M(TM), as of May 1, 2001, 3M(TM) has the exclusive rights to sell to this market. The Company is entitled to continue to sell to existing customers and any customers it was actively soliciting as of May 1, 2001.

     Air Packaging has sold a custom designed Air Box(R) to ship living human skin in a Petrie dish from its manufacturer, Organogenises Inc. to hospitals throughout the country. The living skin is sold under the name Apligraf(TM). If Apligraf is subjected to substantial vibration or shock during transportation, it will form a small bubble under the skin and die. Many forms of packaging were tested and the Air Box design is the only FDA-approved method of shipment.

     The Company is also manufacturing a disposable air splint called Pneusplint(TM) for STI Medical products. Pneusplint is a new, adjustable, highly stable and low cost device which can be used to stabilize extremities after injury. It is manufactured in three sizes.

IN STORE DISPLAY

     Air Packaging is also utilizing the unique appearance of the Air Box(R) to increase sales of its product to the in store display market in department stores and service establishments. A leading manufacturer of beauty parlor supplies will introduce a new line of products to its beauty salon customers using a custom-designed Air Box(R) set in a metallic base.

     Air Packaging will continue to actively pursue opportunities in this market and anticipates that 3M(TM) will also actively pursue the market throughout the world pursuant to the above described agreement.

RETAIL PACKAGING

     Air Packaging is presently working with both packaging design firms and manufacturers to develop a market for the Air Box(R) as a package for products to be sold at retail. The Air Box(R) will serve two functions: to protect the enclosed product and to attract the attention of retail customers. Air Packaging received its first significant order in this market from a packaging design firm in Lisbon, Portugal which used the Air Box(R) as a retail package for the sale of cell phones.

     Air Packaging will continue to actively pursue opportunities in this market and anticipates that 3M(TM) will also actively pursue the market throughout the world pursuant to the above described agreement.

SUSPEND-A-PAK

     Suspend-A-Pak, a totally new line of Air Boxes, was introduced in the first quarter of 2000. It is designed to be used as suspension packaging using Air Box technology but utilizing substantially less material. This will allow Air Packaging to compete in high volume, low-end applications and in the transportation of electronic items such as laptop computers.

         This is an industrial packaging market and pursuant to the February 26, 2001 agreement with 3M(TM), as of May 1, 2001, 3M(TM) has the exclusive rights to sell to this market. The Company is entitled to continue to sell to existing customers and any customers it was actively soliciting as of May 1, 2001.

2.  Methods of Sales
--------------------

     Air Packaging has a Vice President of Sales handling all accounts as well as an inside sales person located in Valencia, CA.

     End user sales are at present mainly handled through a variety of packaging distributors throughout the United States. Pursuant to the agreements with 3M(TM) described above, 3M(TM) is currently the exclusive seller of Air Packaging's products in the retail market under the 3M(TM) name and, effective May 1, 2001, 3M(TM) will be conducting all of the sales efforts in the industrial protective packaging market worldwide. Company personnel will act in a supporting role in these markets.

     Air Packaging will continue to pursue with its own personnel opportunities in all of those markets for which 3M(TM) does not have exclusivity and will seek out appropriate strategic "partners" to aid its sales efforts.


3.   Manufacturing
------------------

     APTI purchases raw materials in the form of custom extruded or laminated webs of thin flexible plastic films which have been printed or coated by outside suppliers. These films are produced to meet the Company's specifications and standards.

     These films are then converted into Air Packaging's various products on Air Packaging's custom designed and computer controlled modular converting machines. These custom bag machines use heat sealing technology to join the multiple layers of plastic film together. The specific sequence of operations and control parameters is proprietary to Air Packaging, and is covered by process patents. Air Packaging currently has two product fabrication converting machines which are capable of producing a total of seven (7) million units per year per machine, based upon three shifts. Air Packaging is currently operating at one shift per day.

     Air Packaging fabricates its patented air inflation flat valve using extruded printed thin plastic films which are heat sealed together to form the valve on a custom designed fabrication machine. APTI designed and developed an industrially acceptable push-pull hard valve. Field tests were completed with some of Air Packaging's largest customers. They enthusiastically endorsed the valve. The new push-pull valve eliminates the threat of air escaping through the valve. APTI is using the push-pull valve in all Semiconductor applications and most custom design industrial applications.

     Air Packaging utilizes continuous process quality monitoring of raw material and finished products. Production lot testing and other elements of Total Quality Management are used to produce a high quality of product, which continues to hold air in all required shipping environments.

     The Company packages its products in boxes for shipment to its many customers and distributors throughout the world. Some of the products are "standard" items and are produced to forecast and warehoused for quick response fulfillment. Most other products are produced only upon specific customer order. On large special orders Air Packaging can provide products with custom printing to the customer's requirements; all other orders are produced and shipped with Air Packaging's standard logo and patent information printing.

4.   Sources and Availability of Raw Material
---------------------------------------------

     Air Packaging has at least two suppliers fully qualified to produce each of the raw material films required for its products and several companies qualified to provide the printing required.

     Basic raw materials required by us from our suppliers, such as Smurfit Stone, Pliant and Winpak, are produced and readily available to us. All of the film raw materials used are produced in the millions of tons currently in other industries. Air Packaging has adopted industry standard processes to fabricate its raw materials. As a result, supplies of raw materials are available to Air Packaging from many sources, though the lead-time can be several weeks until receipt of raw materials into Air Packaging plant.


5.   Patents, Trademarks & Licenses
-----------------------------------

     Air Packaging has a combination of products, process and application patents, backed by proprietary and trade secret manufacturing technology. Patents include 14 US patents with 10 pending patents and 14 foreign patents with one pending patent. There are two trademarks with two trademarks pending, one US and one foreign. Air packaging will continue to make further filings to protect and strengthen its technology position. Air Packaging is required to pay minor royalties related to certain patents and trademarks, and in prior years had paid royalties on both patents and the trademark "Puff Pac", which trademark is no longer used. Total expense related to these agreements was $11,040 in 2001 and $ 5,723 in 2000. The continuing royalty payment on patents continues for the life of the original patents, and is fixed at 2% of cost of goods sold on an annual basis.


6.   Seasonal Factors
---------------------

     The seasonal factors in the Company's Air Box product are limited, and revolve only around industry slow downs.


7.   Inventory and Other Working Capital Items
----------------------------------------------

     Air Packaging carries a continuing inventory of its Air Box products, based on sales forecasts. The book value of this inventory has been significantly reduced due to the slower than expected sales rate and potential obsolescence or rework necessitated by the Company's continuing product development and improvement. Air Packaging had an inventory reserve of $254,000 at December 31, 2001.


8.   Principal Customers
------------------------

     One customer, 3M(TM), accounted for 57% of Air Packaging's sales during its fiscal year ended December 31, 2001 and also accounted for 13% of the Company's sales during its fiscal year ended December 31, 2000. This company is not an affiliate of APTI.


9.   Firm Backlog
-----------------

     As of December 31, 2001, APTI had $25,000 in backlog orders, which are scheduled to be completed within 90 days. The backlog orders as of December 31, 2000 totaled $209,000. Most orders are non-custom, and are filled and shipped within 14 working days. Custom orders require 6 to 8 weeks to manufacture and ship.


10.  Competition
----------------

     APTI has two distinct types of competitors, one in the standard Air Box(R) market and one in the SDS Air Box(R) market.

     The Standard Air Box(R) competes against traditional cushion packaging such as die cut styrofoam, loose fill, bubble wrap, die cut corrugated, convoluted foam and other forms of packaging. The Company's products are competitively priced with most of these competitors. Air Packaging's Air Box product performs better than all other cushion packaging in transportation tests.

     The second market is the static shielding market. Here, APTI competes against anti-static foam cushion packaging. Most of Air Packaging's competition is multi-step packaging, compared to the one step method offered by SDS Air Box(R). Air Packaging's SDS Air Box(R) is competitively priced, and management expects to increase its share of this market.

11.  Research, Development & Laboratory
---------------------------------------

     Air Packaging maintains an ongoing research and development effort, striving to develop more effective and efficient packaging products based around the Air Box technology and design. Air Packaging maintains three full time researchers, assisted on a part time basis by other employees, and has established an ISTA Certified testing laboratory within its manufacturing premises in order to aid its research and development efforts. Air Packaging also partners with its customers or prospective partners in an effort to develop new and more creative solutions to the customer's unique packaging needs.

     For the years ended December 31, 2001 and 2000, research and development expenses were $8,932 and $2,300, respectively.


12.  Environmental Factors
--------------------------

     Air Packaging's manufacturing processes are environmentally "clean", as they comprise only the use of electrically generated heat at modest temperatures (300 to 400F) to heat seal the layers of plastic films together. There are no by-products created by Air Packaging's manufacturing processes other than scrap plastic films generated when the machines are set up or occasionally require adjustment. There is no toxic or dangerous fumes emitted by the heat seal processes as the materials are kept well below their boiling points.


13.  Employees
--------------

     Air Packaging had 25 full-time employees as of March 31, 2002. Ten of these are in management, sales, product development, or administration positions and 15 are in production/warehousing/shipping operations.

     The production and packaging operations are supplemented by the addition of temporary personnel when scheduling requires. The operation is a non-union shop with staffing drawn from the Valencia and Los Angeles metroplex, California areas. The production workers when hired are typically non-skilled or semi-skilled, and are trained, by Air Packaging, in operation of its converting fabrication equipment. Air Packaging believes that its relationships with its employees are good.



                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATION


For the Three Months Ended March 31, 20001 Compared to Three Months Ended March 31, 2000

     Net sales for the three months ended March 31, 2002 were $168,156 compared to net sales of $545,980 for the comparable period of the preceding year. This represents a decrease of $377,824 or 69%. The net decrease is primarily due to a delay in the launch of the industrial division of 3M during the first quarter of fiscal 2002. The retail division placed its initial stocking order during the first quarter of fiscal 2001, and has placed orders to maintain their stock in 2002.

Cost of sales decreased $247,917 or 55% for the three months ended March 31, 2002. The decrease is due to the related decrease in sales.

Air Packaging recognized a 20% gross loss during the three months ended March 31, 2002 as compared to an 18% gross profit during the three months ended March 31, 2001. Air Packaging has not yet achieved sufficient sales to cover all of its fixed costs with the result that until sales increase substantially, Air Packaging will continue to operate at a deficit. Air Packaging will continue to operate at negative or low margins until sales increase substantially. In addition, as sales increase, additional working capital is required to fund inventory and work in process. As a result of these factors, Air Packaging has an ongoing and urgent need for an infusion of additional working capital. This need was met in fiscal 2001 by the placement of 8.75% Convertible Notes of $125,000 and the 7% Promissory Notes of $1,760,000.

Selling, general and administrative expenses decreased by $141,073 or 26% during the three months ended March 31, 2002 as compared to the three months ended March 31, 2001. The net decrease is primarily due to the decrease in salaries and wages, the decrease in stock-based compensation expense and the decrease in casual labor. The decrease in salaries is due to a reduction in staffing needs Air Packaging had during the first quarter of fiscal 2002 as compared to the first quarter of fiscal 2001 due to the decreased sales activity related to 3M. The decrease in stock-based compensation is due to the expense recorded on the stock options subject to variable plan accounting, which is tied to the closing price of Air Packaging' common stock.

Interest expense was $129,636 at March 31, 2002 and $52,804 at March 31, 2001. The increase is due primarily to the interest related to the beneficial conversion feature of the 8.75% and 7% Convertible Notes and interest on the 8.75% Convertible Notes and the 7% Promissory Notes. Interest income decreased approximately $2,160 during the three months ended March 31, 2002 from the comparable period of the prior year as Air Packaging had a decrease in cash placed in an interest-earning account. Other income increased approximately $5,000 primarily related to rental income from the usage of warehouse space recorded during the first quarter of fiscal 2002 which did not exist during the first quarter of fiscal 2001.

As a result of the above, net loss for the three month period ended March 31, 2002 increased by $61,782 to $551,684 from $489,902.

Air Packaging is currently in a loss carry-forward position. The net operating loss carry-forward balance as of March 31, 2002 was approximately $23,900,000 compared to $23,400,000 as of December 31, 2001. The net operating loss carry-forward is available to offset future taxable income through 2021. Air Packaging's net operating loss carry-forwards may be limited due to ownership changes as defined under Section 382 of the Internal Revenue Code of 1986.

At March 31, 2002, Air Packaging had a deferred tax asset, which primarily related to the net operating losses. A 100% valuation allowance has been established as management cannot determine whether it's more likely than not that the deferred tax assets will be realized.

Year  Ended  December  31,  2001  Compared  to  Year  Ended  December  31,  2000

     Sales for the year ended December 31, 2001 were $1,662,265 compared to $909,214 for the fiscal year ended December 31, 2000. This represents an increase of $753,051 or 83% during fiscal 2001. The net increase is primarily due to the increase in sales of custom orders related to sales to 3M(TM) and sales in the promotional market.

     Cost of sales for the year ended December 31, 2001 was $2,141,861 or 129% of sales compared to $1,148,010 or 126% of sales for the year ended December 31, 2000. Air Packaging has not yet achieved sufficient sales to cover all of its fixed operating costs, with the result that until sales increase substantially, Air Packaging will continue to operate at a deficit. Cost of sales at December 31, 2001 includes an additional inventory reserve of $120,000 recorded during fiscal 2001 to reserve for slow moving and obsolete inventory and to record inventory at the lower of cost or market. The Company also had an increase in labor and overhead in the manufacturing process which resulted in additional period costs during fiscal 2001 from the comparable period of the preceding year.

     Selling, general and administrative expenses increased by $610,782 or 35% during fiscal 2001 as compared to fiscal 2000. The net increase is primarily due to the increases in investor relations of approximately $413,000, salaries and related taxes of approximately $188,500 and packing materials of approximately $38,000. The increases are partially offset by decreases in legal fees of approximately $40,000.

     The increases include a non-cash financing expense recorded as a result of the grant of warrants to third parties during fiscal 2001. Investor relations increased as a result of Air Packaging's use of an investor relations firm during fiscal 2001at a monthly fee ranging from $5,000 to $7,500, plus expenses. In addition, the value of the 250,000 warrants issued to Givigest pursuant to the terms of the investment banking agreement of $171,446 is being amortized along with the $100,000 finders fee which is included in investor relations. Air Packaging further began utilizing two additional firms for investor relations during the fourth quarter of fiscal 2001. Salaries and the related taxes increased during fiscal 2001 due to an increase in business. Packing materials increased as a result of the increase in business during fiscal 2001. The decrease includes the decrease in legal fees during fiscal 2001 which is a result of fewer SEC filings, as a result of fewer documents being prepared.

     Research and development expenses increased by $6,632 or 288% during fiscal 2001.

     Interest expense was $540,170 for fiscal 2001 compared to $1,568,852 for fiscal 2000. The decrease is primarily related to the $1,009,771 expense recorded in fiscal 2000 as a result of the induced conversion which resulted from the reduction in the conversion price of the 7% Senior Convertible Notes. A similar expense was not recorded in fiscal 2001. Interest expense during fiscal 2001 includes interest on the 8.75% Convertible Notes of approximately $87,500 and on the 7% Convertible Note of approximately $9,000, interest on the 7% and 10% notes payable of approximately $60,000, interest related to the beneficial conversion feature of the Convertible Notes of approximately $123,000 and interest related to the issuance of warrants of $262,034. Interest expense during fiscal 2000 includes expense of approximately $1,010,000 which was recorded as a result of the induced conversion which resulted from the reduction in the conversion price of the 7% Senior Convertible Notes issued in 1999. In addition, interest expense of approximately $355,000 was recorded as a result of the beneficial conversion feature on the 8.75% Convertible Notes issued in 2000. Interest expense in 2000 also includes amortization expense relating to the amortization of deferred costs associated with the 7% Convertible Debentures. The costs associated with the raising of the 7% Senior Convertible Notes were being amortized over the life of the notes. The Notes were converted into equity during May 2000 and the associated costs were then fully amortized. Air Packaging recorded interest expense on the 1999 7% Notes of approximately $43,750 during 2000 and interest expense on the 2000 8.75% Notes of approximately $16,750.

     Interest income was $5,618 during fiscal 2001 as compared to $20,262 during
fiscal   2000.   The   decrease   is  due  to  a  decrease  in  cash  placed  in
interest-earning accounts during 2001.


     Miscellaneous other income was $17,619 during fiscal 2001 as compared to $52,671 during fiscal 2000. The decrease is primarily due to the settlement of a legal proceeding in which Air Packaging recorded miscellaneous other income of $51,500 during fiscal 2000. A similar transaction did not occur during fiscal 2001.

     As a result of the aggregate factors discussed above, the Company has incurred a net loss of $3,368,448 or basic and diluted loss per share of $0.29 for the year ended December 31, 2001 compared to a net loss of $3,489,220 or basic and diluted loss per share of $0.36 for the year ended December 31, 2000.


     Air  Packaging  is  currently  in a loss  carryforward  position.  The  net operating loss carryforward as of December 31, 2001 was approximately $23,400,000 as compared to $19,700,000 as of December 31, 2000. The net operating loss carryforward is available to offset future taxable income through 2021. The Company's net operating loss carryforwards may be limited due to ownership changes as defined under Section 382 of the Internal Revenue Code of 1986.

     As of December 31, 2001, the Company had a deferred tax asset of approximately $23,400,000 which primarily relates to the net operating losses. A 100% valuation allowance has been established as management cannot determine whether it is more likely than not that the deferred tax assets will be realized.

CRITICAL ACCOUNTING POLICIES

     The Company believes the following represent its critical accounting policies:

Inventories

     The Company's inventory is valued at the lower of cost or market, and the Company continually reviews the book value of discontinued products to determine if these items are properly valued. The Company identifies these items and assesses the ability to dispose of them at a price greater than cost. If it is determined that cost is less than market value, then cost is used for inventory valuation. If market value is less than cost, then the Company writes down the related inventory to that value. The Company also continually evaluates the composition of its inventory and identifies slow-moving inventories. Inventory items identified as slow-moving are evaluated to determine if reserves are required. Generally, the Company does not experience issues with obsolete inventory due to the nature of its products. If the Company is not able to achieve its expectations of the net realizable value of the inventory at its current value, the Company would have to adjust its reserves accordingly. The reserves on inventory at December 31, 2001 are approximately $254,000.

Intangible Assets and Other Long-Lived Assets

     Property and equipment and intangible assets are amortized over their useful lives. Useful lives are based on management's estimates of the period that the assets will generate revenue. Intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Also, if an impairment exists, the Company will record an impairment charge. During the year ended December 31, 2001, the Company did not record any impairment losses related to property and equipment and intangible assets.

                         Liquidity and Capital Resources
                         -------------------------------

     During Air Packaging's operating history, it has yet to show a net profit for any given fiscal year. Air Packaging sustained net losses of approximately $3,368,000, $3,489,000 and $1,853,000 for the fiscal years ended December 31,
2001, 2000 and1999, respectively that have caused Air Packaging's Independent Certified Public Accountants to issue an explanatory paragraph in their opinions which expresses substantial doubt about Air Packaging's ability to continue as a going concern. Air Packaging also sustained a net loss of approximately $552,000 for the three month period ended March 31, 2002. Air Packaging has required periodic infusions of capital to survive and remain solvent. There can be no assurance that Air Packaging will continue to be able to attract additional capital and there can be no assurance that Air Packaging will become profitable in the foreseeable future.

     Air Packaging's primary need for capital has been to purchase raw materials, upgrade machinery and continue to develop and enhance patents and trademarks.

     Air Packaging has $2,142,271 in outstanding debt at March 31, 2002. During the quarter, Air Packaging raised $167,000 in promissory notes. Additionally, Air Packaging raised $300,000 in bridge loan financing , raised $139,000 in one year financing, and converted $67,000 of outstanding promissory notes by issuing $500,000 in 8% Convertible Debentures subsequent to March 31, 2002.

     Air Packaging's working capital as of March 31, 2002 was $16,882 compared to working capital of $255,333 at December 31, 2001. The decrease is primarily due to the increase in cash outflows during the first three months of fiscal 2002 partially offset by cash receipts related to promissory notes.

     Inventories at March 31, 2002 were $928,990 and $950,075 at December 31, 2001. The decrease of $21,085 or 2% is primarily due to the decrease in finished goods for first quarter shipments.

     Inventory is evaluated by reviewing on hand materials and related quantities and confirming that the market for the respective materials is continually present. Air Packaging analyzes all inventory items for slow movement and repair and fully reserves items that do not move for at least three months. Air Packaging also evaluates whether the inventory is recorded at the lower of cost or market and makes necessary adjustments to ensure that inventory is recorded at net realizable value.

     Air Packaging had cash outflows of $419,744 from operating activities for the three months ended March 31, 2002 compared to cash outflows of $319,049 for the three months ended March 31, 2001. The change in net outflows of $100,695 from operating activities between the two comparable quarters primarily resulted from the decrease in advances and prepaids of $2,399, the decrease in accounts payable and accrued expenses of $462,007, the decrease in deferred revenue of $11,384 and the increase in net loss from operations after adjustments for non-cash items of $80,766. These items were partially offset by the increase in trade receivables of $93,903, and the increase in inventories of $361,958.

     Net cash used in investing activities was $21,269 for the three months ended March 31, 2002 compared to $170,645 for the three months ended March 31, 2001.The net decrease is due to the decrease in expenditures for property and equipment and in patent expenditures during the first quarter of fiscal 2002.

     Cash flows from financing activities were $167,000 during the three months ended March 31, 2002 compared to $237,500 during the three months ended March 31, 2001. During the three months ended March 31, 2002, Air Packaging received proceeds from the placement of $167,000 in promissory notes. During the three months ended March 31,2001, Air Packaging received proceeds from the placement of an 8.75% Convertible Note and from the issuance of a 7% Promissory Note. These proceeds were partially offset by payments of deferred loan costs.

     During 2001, Air Packaging issued promissory notes at various dates for a total of $1,760,000 maturing four years from the date of issuance. Eight of the notes amounting to $1,485,000 were converted into 7% convertible notes, due December 31, 2004. The balance of the promissory notes of $275,000 bear interest at 7% per annum. They are unsecured and are callable by either Air Packaging or the note holder upon 30 days written notice. As a result of the discount, Air Packaging recorded a beneficial conversion feature of $348,500 in 2002. This amount will be amortized to interest expense over the term of the Convertible Notes.

     On March 18, 2002, Air Packaging entered into a one year non-exclusive investment banking agreement with HPC Capital Management Corp. ('HPC") to provide a wide range of financial and investment banking services. As an initial retainer, Air Packaging has issued to HPC 75,000 shares of Air Packaging's common stock with piggyback registration rights and a warrant to purchase 75,000 shares of Air Packaging's common stock at a strike price of $.60 per share. Additional compensation is due upon the completion of specified financial services.


Forward Looking Statements
--------------------------

     The above paragraphs and other parts of this Form SB-2 Registration include "Forward Looking Statements". All statements other than statements of historical fact included herein, including any statements with respect to sales forecast, future product acceptance or other future matters, are Forward Looking Statements. Although Air Packaging believes that there is a reasonable basis for the projections reflected in such Forward Looking Statements, it can give no assurance that such expectations will prove to be correct. Certain of the important factors that could cause actual results to differ materially and negatively from Air Packaging's expectations, among others, include a slow down in the trend in sales and orders during the remainder of the year, an inability to obtain sufficient working capital to meet order demand, and/or a worldwide economic slowdown.


                             DESCRIPTION OF PROPERTY

     The Issuer has corporate offices, manufacturing, research and distribution facilities housed in its 25,920 square foot headquarters in Valencia, California. All products are manufactured at this location. Management believes its facility is adequate for Air Packaging's current level of operation.

     The facility is leased on a long-term lease which expires May 31, 2005, at a current rental of $15,875 per month, plus common area expenses.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         A former employee of Air Packaging, who resigned effective June 4, 1999 entered into a one year consulting agreement to provide consulting services at a fee of $5,000 per month. The agreement expired on May 31, 2000. Consulting expense for the years ended December 31, 2000 and 1999 was $25,000 and $35,000, respectively.

                MARKET PRICE AND DIVIDENDS ON REGISTRANT'S COMMON
                  STOCK EQUITY AND RELATED STOCKHOLDER MATTERS


     The Company's Common Stock traded on the Vancouver Stock Exchange in Vancouver, British Columbia, under the symbol "APT" until July 23, 1998. The symbol was changed on September 1, 1992 commensurate with a name change. The closing sales price as of July 22, 1998, the last day traded on the Vancouver Stock Exchange, was $0.14US.

     The Company's Common Stock trades on the NASD Bulletin Board, under the symbol "AIRP". The closing sales price on May 31, 2002 was $0.45.


     Set forth below is the high and low bid information in U.S. dollars for Air Packaging's Common Stock for each full quarterly period within the two most recent fiscal years. The information set forth below was obtained from the OTC Bulletin Board and has been retroactively adjusted for a one for 10 reverse stock split which occurred in January 2000. The quotations reflect inter-dealer prices, without retail markup, markdown or commission and may not represent actual transactions.

                            High              Low
Period                      Bid               Bid
-----------------------------------------------------
4th Quarter 2001           $1.10             $0.93
3rd Quarter 2001            1.46              0.89
2nd Quarter 2001            1.86              1.39
1st Quarter 2001            1.37              0.91

4th Quarter 2000           $1.02             $0.97
3rd Quarter 2000            0.57              0.52
2nd Quarter 2000            0.61              0.56
1st Quarter 2000            0.61              0.55




     At May 31, 2002 Air Packaging had approximately 585 shareholders of record.


     Air Packaging has not paid a dividend since its incorporation, and management does not anticipate Air Packaging will pay dividends in the near future.

Dividend Policy

     Air Packaging did not pay any cash dividends during its last fiscal year and the Board of Directors does not contemplate doing so in the near future. Air Packaging currently intends to retain all earnings, to finance the development and expansion of its operations, and does not anticipate paying cash dividends on its shares of common stock in the foreseeable future. Air Packaging's future dividend policy will be determined by its Board of Directors on the basis of various factors, including results of operations, financial condition, business opportunities and capital requirements. The payment of dividends will also be subject to the requirements of Delaware Law, as well as restrictive financial covenants which may be required in future credit agreements.

Transfer Agent

     The transfer agent and registrar for the common stock and Warrants is Interwest Transfer Co., Inc., 1981 East 4800 South, Suite 100, Salt Lake City, Utah 84117.

                             EXECUTIVE COMPENSATION

         The following table sets forth the annual compensation paid and accrued by Air Packaging during its last three fiscal years to the executive officers to whom it paid in excess of $100,000, including cash and issuance of securities.



                                       Summary Compensation

                        Annual Compensation                   Awards                  Payouts
                ------------------------------------   ----------------------   -----------------
                                             Other                  Secur-
Name                                         Annual    Restricted   ities                 All Other
and                                          Compen-   Stock        Underlying  LTIP       Compen-
Principal                   Salary    Bonus  sation    Award(s)     Options/    Payouts    sation
Position         Year         ($)      ($)     ($)       ($)        SARs (#)    ($)        ($)
--------        --------    -------   -----  ------    ------       --------    ------     ------
Donald            2001      123,602     n/a      -        -          250,000       -          -
Ochacher          2000       98,354     n/a      -        -          325,000(2)    -          -
Chairman       (1)1999       42,900     n/a      -        -           40,000       -          -
Of the Bd
& CEO

Elwood            2001     120,927     n/a      -        -           225,000       -          -
Trotter           2000     112,592     n/a      -        -           160,000(2)    -          -
Vice              1999     109,200     n/a      -        -            75,000(3)    -          -
President
Sales &,
Marketing,
Director

Garry             2001     108,784     n/a      -        -           175,000        -          -
Newman            2000      95,315     n/a      -        -            92,500(2)     -          -
Vice              1999      86,827     n/a      -        -            15,000        -          -
President
Manufacturing
&
Engineering

--------------------

(1)  Donald Ochacher has been President and CEO of Air Packaging since June 1999.
(2) Includes stock options which were granted in prior years but were cancelled and reissued during fiscal 2000.
(3) Includes stock options which were granted in prior years but were repriced during fiscal 1999.


Options/SAR Grants in Last Fiscal Year
--------------------------------------

                                       Individual
                                       Grants
                                       ------

                        No. Of Sec.    % of Total
                        Underlying     Options/SARs
                        Options/       Granted to      Exercise
                        SARs           Employees       or Base
                        Granted        In Fiscal       Price         Expiration
Name                       (#)         Year            ($/Sh)        Date
----                       ---         ----            ------        ----
Donald Ochacher
Chairman of
The Board
& CEO                    100,000          12%           $0.85         08/21/05
                         150,000          18%           $1.48         04/18/05

Elwood Trotter
Vice President
Sales &
Markeing &
Director                  75,000           9%           $0.85         08/21/05
                         150,000          18%           $1.48         04/18/05


Garry Newman
Vice President
Manufacturing &
Engineering               75,000           9%           $0.85         08/21/05
                         100,000          12%           $1.48         04/18/05




     The following table sets forth the number of shares covered by exercisable and unexercisable options held by such executives on December 31, 2001, and the aggregate gains that would have been realized had these options been exercised on December 31, 2001, even though these options were not exercised, and the unexercisable options could not have been exercised, on December 31, 2001. Air Packaging did not issue stock appreciation rights.


Aggregated Option/SAR Exercises
in Last Fiscal Year and
Fiscal Year-End Options/SAR Values

                                                   Number of               Value of Unexercised
                                             Securities Underlying              in-the-Money
                   Shares                         Unexercised                  Options/SARs
                   Acquired     Value          Options/SARs at            at Fiscal Year End(a)
                   on Exercise  Realized          FY-End (#)                        ($)
Name               $            $           Exercisable  Unexercisable  Exercisable Unexercisable
----               -----------  --------  ----------------------------  ------------------------
Donald Ochacher    -                -          287,500     37,500           155,250    20,250
                   -                -          150,000        -                -         -
                   -                -          100,000        -              19,000      -


Elwood Trotter     -                -           40,000        -                -         -
                   -                -          123,537     36,463            60,709    19,690
                   -                -          150,000        -                -         -
                   -                -           75,000        -              14,250      -

Garry Newman       -                -           15,000        -                -         -
                   -                -           72,081     20,419            38,923    11,026
                   -                -          100,000        -                -         -
                   -                -           75,000        -              14,250      -


(a) Market value of shares covered by in-the-money options on December 31, 2001, less option exercise price. Options are in-the-money if the market value of the shares covered thereby is greater than the option exercise price based on the last trading day in 2001 of $1.04 per share.



     Air Packaging has no Long-Term Incentive Plans and no Awards were made in its Last Fiscal Year.

     In March 2000, Air Packaging cancelled 40,000 stock options issued to Donald Ochacher at an exercise price of $1.50 per share, cancelled 35,000 stock options issued to Elwood Trotter at an exercise price of $1.50 per share and cancelled 15,000 stock options issued to Garry Newman. Air Packaging then issued 40,000, 35,000 and 15,000 stock options to Donald Ochacher, Elwood Trotter and Garry Newman, respectively, at an exercise price of $0.50 per share, which represented the fair market value of Air Packaging's stock on the date of grant.

                                  LEGAL MATTERS

     The validity of the securities offered hereby is being passed upon for Air Packaging by J. Garry McAllister, Esq., 1291 W. 12600 So., Suite 102, Riverton, Utah 84065


                CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
                       ACCOUNTING AND FINANCIAL DISCLOSURE


     There have been none in the last two fiscal years.

                        Air Packaging Technologies, Inc.
                                 and Subsidiary

                                    Contents



Report of Independent Certified Public Accountants                          F-1


       Consolidated Financial Statements

           Balance Sheet as of December 31, 2001                            F-2

           Statements of Operations for the years ended
                December 31, 2001 and 2000                                  F-3

           Statements of Stockholders' Deficit for the years ended
                December 31, 2001 and 2000                                  F-4

           Statements of Cash Flows for the years ended
                December 31, 2001 and 2000                                  F-5


       Notes to Consolidated Financial Statements                           F-7


Unaudited Financial Statements

           Balance Sheets - March 31, 2002 and December 31, 2001            F-20

           Statement of Operations - Three months ended March 31,
           2002 and 2001                                                    F-21

           Statement of Cash Flows - Three Months ended March 31,
           2002 and 2001                                                    F-22

           Notes to Financial Statements                                    F-23

               Report of Independent Certified Public Accountants



To the Stockholders and Board of Directors
Air Packaging Technologies, Inc.
Valencia, California


We have audited the accompanying consolidated balance sheet of Air Packaging Technologies, Inc. and Subsidiary as of December 31, 2001, and the related consolidated statements of operations, stockholders' deficit, and cash flows for each of the two years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Air Packaging Technologies, Inc. and Subsidiary at December 31, 2001, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has a stockholders' deficit and has suffered recurring losses from operations that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                                          /s/ BDO Seidman, LLP

Los Angeles, California
April 15, 2002



                                  AIR PACKAGING TECHNOLOGIES, INC.
                                           AND SUBSIDIARY

                                     CONSOLIDATED BALANCE SHEET


                                                                                       December 31,
                                                                                           2001
                                                                                      ------------
Assets (Note 8)

Current assets
   Cash and cash equivalents                                                          $    290,960
   Trade receivables, net of allowance for doubtful accounts of $6,313
     (Note 13)                                                                              57,285
   Inventories, net (Note 4)                                                               950,075
   Advances and prepaids                                                                    24,466
                                                                                      ------------

Total current assets                                                                     1,322,786

Property and equipment, net (Note 5)                                                       662,743

Intangible assets, net (Note 6)                                                            251,756

Deferred financing costs, net of accumulated amortization of $29,167
   (Notes 8 and 9)                                                                          70,833

Deposits                                                                                    64,128
                                                                                      ------------

Total assets                                                                          $  2,372,246
                                                                                      ============
Liabilities and Stockholders' Deficit

Current liabilities
   Accounts payable                                                                   $    517,844
   Accrued expenses                                                                        251,752
   Customer deposits                                                                       297,856
                                                                                      ------------

Total current liabilities                                                                1,067,453

Long term liabilities
   Convertible notes, net of unamortized discount of $366,774 (Note 8)                   1,093,227
   7% Promissory Notes (Note 8)                                                          1,300,000
                                                                                      ------------

Total liabilities                                                                        3,460,680
                                                                                      ------------

Commitments and contingencies (Notes 9 and 12)

Stockholders' deficit (Notes 8 and 9)
   Common stock, $.01 par value, 50,000,000 shares authorized;
     12,094,175 shares issued and outstanding                                              120,942
   Additional paid-in capital                                                           25,458,284
   Accumulated deficit                                                                 (26,667,660
                                                                                      ------------

Total stockholders' deficit                                                             (1,088,434)
                                                                                      ------------

Total liabilities and stockholders' deficit                                           $  2,372,246
                                                                                      ============




                                       See accompanying notes to consolidated financial statements.



                                                F-2

                        AIR PACKAGING TECHNOLOGIES, INC.
                                 AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF OPERATIONS



                                                       Years ended December 31,
                                                     --------------------------
                                                         2001          2000
                                                     ------------  ------------

Net sales (Note 13)                                  $  1,662,265  $    909,214

Cost of sales                                           2,141,861     1,148,010
                                                     ------------  ------------

Gross loss                                               (479,596)     (238,796)
                                                     ------------  ------------

Operating expenses
   Selling, general and administrative                  2,362,987     1,752,205
   Research and development                                 8,932         2,300
                                                     ------------  ------------

Total operating expenses                                2,371,919     1,754,505
                                                     ------------  ------------

Loss from operations                                   (2,851,515)   (1,993,301)
                                                     ------------  ------------

Other income (expense)
   Interest expense                                      (540,170)   (1,568,852)
   Interest income                                          5,618        20,262
   Other income                                            17,619        52,671
                                                     ------------  ------------

Total other income (expense)                             (516,933)   (1,495,919)
                                                     ------------  ------------

Net loss                                             $ (3,368,448) $ (3,489,220)
                                                     ============  ============

Loss per common share - basic and diluted            $       (.29) $       (.36)
                                                     ============  ============

Weighted average number of common shares outstanding
   Basic and diluted                                   11,753,639     9,771,632
                                                     ============  ============





                    See accompanying notes to consolidated financial statements.



                                                AIR PACKAGING TECHNOLOGIES, INC.
                                                         AND SUBSIDIARY

                                   CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)


                                                                                                                     Total
                                                          Common Stock             Additional                     Stockholders'
                                                  ----------------------------      Paid-In       Accumulated       Equity
                                                     Shares          Amount         Capital         Deficit        (Deficit)
                                                  ------------    ------------    ------------   ------------    ------------
Balance, January 1, 2000                            7,966,408    $     79,664    $ 20,789,787   $(19,809,992)   $  1,059,459


Cancellation of escrow shares (Note 9)               (445,993)         (4,460)          4,460           --              --
Net cash proceeds from private placements
   (Note 9)                                           450,000           4,500         196,672           --           201,172
Conversion of 7% senior debentures
   (Notes 8 and 9)                                  3,137,943          31,380       2,543,052           --         2,574,432
Exercise of options (Note 9)                           40,000             400          19,489           --            19,889
Exercise of warrants (Note 9)                          50,000             500          36,154           --            36,654
Issuance of common stock for services (Note 9)        100,000           1,000          40,779           --            41,779
Issuance of warrants for services (Note 9)               --              --            42,460           --            42,460
Stock-based compensation related to re-priced
   options (Note 9)                                      --              --            19,000           --            19,000
Beneficial conversion feature of 8.75%
   convertible notes (Note 8)                            --              --           718,750           --           718,750
Net loss                                                 --              --              --       (3,489,220)     (3,489,220)
                                                 ------------    ------------    ------------   ------------    ------------

Balance, December 31, 2000                         11,298,358         112,984      24,410,603    (23,299,212)      1,224,375

Issuance of warrants (Note 9)                            --              --           504,184           --           504,184
Conversion of accrued interest on 7% senior
   debentures (Notes 8 and 9)                          20,817             208          16,654           --            16,862
Exercise of warrants (Note 9)                         775,000           7,750         372,843           --           380,593
Stock-based compensation related to re-priced
   options (Note 9)                                      --              --            29,000           --            29,000
Beneficial conversion feature of 8.75%
   convertible notes (Note 8)                            --              --           125,000           --           125,000
Net loss                                                 --              --              --       (3,368,448)     (3,368,448)
                                                 ------------    ------------    ------------   ------------    ------------

Balance, December 31, 2001                         12,094,175    $    120,942    $ 25,458,284   $(26,667,660)   $ (1,088,434)
                                                 ============    ============    ============   ============    ============




                                                                See accompanying notes to consolidated financial statements.



                                                              F-4



                             AIR PACKAGING TECHNOLOGIES, INC.
                                      AND SUBSIDIARY

                           CONSOLIDATED STATEMENTS OF CASH FLOWS


Increase (decrease) in cash and cash equivalents
                                                                 Years ended December 31,
                                                                --------------------------
                                                                   2001            2000
                                                                -----------    -----------
Cash flows from operating activities

   Net loss                                                     $(3,368,448)   $(3,489,220)
   Adjustments to reconcile net loss to net cash used in
     operating activities:
     Depreciation and amortization                                  315,999        288,327
     Provision for doubtful accounts                                   --           42,663
     Inventory reserve                                              120,000        133,000
     Stock-based compensation                                        29,000         19,000
     Interest expense associated with debt conversion price
       reduction                                                       --        1,009,771
     Non-cash interest expense related to 8.75% convertible
       notes                                                        122,258        354,719
     Non-cash financing and interest expense                        540,540        204,355
     Expense on revaluation of warrants                                --           11,765
     Increase (decrease) from changes in:
       Trade receivables                                            125,157       (167,504)
       Inventories                                                 (589,656)       (36,028)
       Advances and prepaids                                         (3,975)        21,404
       Deposits                                                      (3,750)          (278)
       Accounts payable and accrued liabilities                     434,982         26,358
       Customer deposits                                            286,105           --
                                                                -----------    -----------

Net cash used in operating activities                            (1,991,788)    (1,581,668)
                                                                -----------    -----------

Cash flows from investing activities
   Purchases of property and equipment                             (263,640)      (180,904)
   Patent expenditures                                              (94,862)       (35,855)
                                                                -----------    -----------

Net cash used in investing activities                              (358,502)      (216,759)
                                                                -----------    -----------

Cash flows from financing activities
   Net proceeds from private placements, net of $48,828
     capital costs                                                     --          201,172
   Net proceeds from exercise of warrants, net of $6,907 and
     $111 capital costs                                             380,593         24,889
   Net proceeds from exercise of options, net of $111 capital
     costs                                                             --           19,889
   Payments of deferred loan costs                                     --          (87,500)
   Proceeds from 8.75% convertible notes                            125,000        875,000
   Proceeds from 7% promissory notes                              1,760,000           --
   Costs associated with debt conversion                               --           (9,517)
                                                                -----------    -----------

Net cash provided by financing activities                         2,265,593      1,023,933
                                                                -----------    -----------

Net increase (decrease) in cash                                      84,697       (774,494)

Cash, at beginning of year                                          375,657      1,150,151
                                                                -----------    -----------

Cash, at end of year                                            $   290,960    $   375,657
                                                                ===========    ===========


                              See accompanying notes to consolidated financial statements.



                                           F-5

                             AIR PACKAGING TECHNOLOGIES, INC.
                                      AND SUBSIDIARY

                           CONSOLIDATED STATEMENTS OF CASH FLOWS


Supplemental disclosure of cash flow information

The Company did not pay any interest during 2001 and 2000, respectively. The Company paid income taxes in the amount of $800 and $800 during 2001 and 2000, respectively.

On October 1, 2001, the Company converted $460,000 of 7% Promissory Notes into 7% Convertible Notes (see Note 8).

During 2001, the Company converted accrued interest of $16,862 to common stock (see Note 8).

During 2001 and 2000, the Company recorded a discount of $125,000 and $718,750 relating to a beneficial conversion feature on $125,000 and $875,000 of 8.75% Convertible Notes. During the years ended December 31, 2001 and 2000, the Company recognized $122,258 and $354,719 of these amounts as interest expense (see Note 8).

In January 2000, the Company released 445,993 shares of common stock from escrow (see Note 9).

The Company issued 500,000 warrants in partial consideration for services rendered under an investment banking agreement, and recorded total deferred financing cost of $42,460 at December 31, 2000, of which $13,355 and $29,105 was amortized during 2001 and 2000. Under the same agreement, the Company issued
100,000 shares of common stock and recorded a deferred financing cost of approximately $42,000 that is being amortized over the term of the agreement (see Note 9).

During 2000, the Board of Directors of the Company approved a temporary reduction in the conversion price on the 7% Senior Convertible Debentures, which resulted in an induced conversion of $1,500,000 Debentures and accrued interest of approximately $74,000 into 3,137,943 shares of common stock. As a result, the Company recorded an expense of $1,009,771 relating to the induced conversion feature (see Note 8).







                    See accompanying notes to consolidated financial statements.

NOTE 1 -- NATURE OF OPERATIONS

Air Packaging Technologies, Inc. and Subsidiary (the "Company"or "APTI") is engaged in the manufacturing, distribution, marketing, and continued development of inflatable, protective packaging for use in shipment of higher end fragile products. It holds worldwide patents on a packaging system, which utilizes chambered packing material which provides an Air Box cushion around shipments. Its Air Box system competes favorably against materials like bubble wrap, urethane foam, etc. in terms of protection, ease of use and storage, for shipment of higher value items throughout the world. The Company has entered into two agreements with Minnesota Mining and Manufacturing Company (3M) pursuant to which the Company will be manufacturing products to be sold under 3M's name. The Company was incorporated in the State of Delaware on November 9, 1989.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements include the accounts of Air Packaging Technologies, Inc. and its wholly-owned foreign subsidiary. All significant intercompany balances and transactions have been eliminated in consolidation. The foreign subsidiary currently has no operations, therefore has no foreign translation adjustment.

Revenue Recognition

Revenue is recognized upon shipment of products at which time title transfers to the customer.

Cash Equivalents

For purposes of the statements of cash flows, the Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Inventory

Inventory, which consists of raw material, work in progress, and finished goods, is valued at the lower of cost or market. Cost is determined by the first-in, first-out (FIFO) method.

Property and Equipment

Property and equipment are stated at cost. Depreciation of property and equipment is calculated using the straight-line method over the estimated useful lives (ranging from 3 to 5 years) of the respective assets. The cost of normal maintenance and repairs is charged to operating expenses as incurred. Material expenditures which increase the life of an asset are capitalized and depreciated over the estimated remaining useful life of the asset. The cost of property and equipment sold, or otherwise disposed of, and the related accumulated depreciation or amortization are removed from the accounts, and any gains or losses are reflected in current operations.

Intangible Assets

Patents, trademarks, and rights to patent and trademark royalties are carried at cost less accumulated amortization which is calculated on a straight-line basis over ten years, the estimated useful lives of the assets. The Company periodically evaluates and assesses the overall recoverability of its intangible assets by determining if the unamortized balance can be recovered.

Impairment of Long-Lived Assets

Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of," established guidelines regarding when impairment losses on long-lived assets, which include plant and equipment and certain identifiable intangible assets, should be recognized and how impairment losses should be measured. The Company periodically reviews such assets for possible impairments and expected losses, if any, are recorded currently.

Income Taxes

The Company provides for income taxes in accordance with Statement of Financial Accounting Standards No. 109 ("SFAS 109"), "Accounting for Income Taxes". SFAS 109 requires a company to use the asset and liability method of accounting for income taxes.

Under the asset and liability method, deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. A valuation allowance is provided when management cannot determine whether it is more likely than not that the deferred tax asset will be realized. Under SFAS 109, the effect on deferred income taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

Stock-Based Compensation

Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123) establishes a fair value method of accounting for stock-based compensation plans and for transactions in which a company acquires goods and services from non-employees in exchange for equity instruments. In accordance with SFAS 123, the Company has chosen to continue to account for employee stock-based compensation utilizing the intrinsic value method prescribed in APB 25. Accordingly, compensation cost for stock options granted to employees is measured as the excess, if any, of the fair market price of the Company's stock at the date of grant over the amount an employee must pay to acquire the stock.

Also, in accordance with SFAS 123, the Company has provided footnote disclosure based on the fair value method with respect to stock-based employee compensation. The value of the stock-based award is determined using a pricing model whereby compensation cost of the fair value of the stock as determined by the model amortized over the period earned usually the vesting period.

Fair Value of Financial Instruments

The estimated fair values for financial instruments under Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments," are determined at discrete points in time based on relevant market information. These estimates involve uncertainties and cannot be determined with precision. The estimated fair values of the Company's financial instruments, which includes all cash, accounts receivables, inventories, accounts payable, accrued expenses and customer deposits, approximates the carrying value in the consolidated financial statements at December 31, 2001 as a result of their short term nature.

At December 31, 2001, the fair value of the Convertible Notes and Promissory Notes are estimated to be approximately $1,020,430 and $908,602 based on the quoted market prices using an interest rate of 12%.

Earnings (Loss) Per Share

The Company computes earnings (loss) per common share under Statement of Financial Accounting Standards No. 128 ("SFAS 128"), "Earnings Per Share," which requires presentation of basic and diluted earnings per share. Basic earnings
(loss) per share is computed by dividing income (loss) available to common shareholders by the weighted average number of common shares outstanding for the reporting period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts, such as stock options, to issue common stock were exercised or converted into common stock, but does not include the impact of these dilutive securities that would be antidilutive. During the two years ended December 31, 2001, these securities were antidilutive and thus, were excluded from the computation of diluted loss per share. All prior period weighted average and per share information had no effect on the amounts presented in accordance with SFAS 128.

At December 31, 2001 and 2000, there were outstanding options and warrants to purchase 3,182,500 and 4,072,500 common shares and convertible debt securities that were convertible into 3,075,000 and 2,187,500 common shares, respectively, which were not included in the computation of diluted loss per common share because the effect would be antidilutive. There are an additional 2,000,000 non-detachable warrants associated with the 8.75% Convertible Notes which were also excluded from the computation of loss per common share.

Segments of an Enterprise

Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information," ("SFAS 131") requires that public companies report certain information about operating segments, products, services and geographical areas in which they operate. At December 31, 2001 and 2000, the Company did not report any segment information as operations and business activity are considered one segment.

Accounting Estimates

The preparation of the Company's consolidated financial statements in conformity with generally accepted accounting principles requires the Company's management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could materially differ from those estimates.

New Accounting Pronouncements

In September 2001, the Financial Accounting Standards Board finalized Statements No. 141, Business Combinations (SFAS 141), and No. 142, Goodwill and Other Intangible Assets (SFAS 142). SFAS 141 requires the use of the purchase method of accounting and prohibits the use of the pooling-of-interests method of accounting for business combinations initiated after September 30, 2001. SFAS 141 also requires that the Company recognize acquired intangible assets apart from goodwill if the acquired intangible assets meet certain criteria. SFAS 141 applies to all business combinations initiated after September 30, 2001 and for purchase business combinations completed on or after July 1, 2001. It also requires, upon adoption of SFAS 142, that the Company reclassify the carrying amounts of intangible assets and goodwill based on the criteria in SFAS 141.

SFAS 142 requires, among other things, that companies no longer amortize goodwill, but instead test goodwill for impairment at least annually. In addition, SFAS 142 requires that the Company identify reporting units for the purposes of assessing potential future impairments of goodwill, reassess the useful lives of other existing recognized intangible assets, and cease amortization of intangible assets with an indefinite useful life. An intangible asset with an indefinite useful life should be tested for impairment in accordance with the guidance in SFAS 142. SFAS 142 is required to be applied in fiscal years beginning after December 15, 2001 to all goodwill and other intangible assets recognized at that date, regardless of when those assets were initially recognized. SFAS 142 requires the Company to complete a transitional goodwill impairment test nine months from the date of adoption. The Company is also required to reassess the useful lives of other intangible assets within the first interim quarter after adoption of SFAS 142. The Company believes the adoption of this Statement will have no impact on its financial statements.

In August 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations. SFAS No. 143 requires the fair value of a liability for an asset retirement obligation to be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002. The Company believes the adoption of this Statement will have no material impact on its financial statements.

In October 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. SFASB 144 requires that those long-lived assets be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or in discontinued operations. Therefore, discontinued operations will no longer be measured at net realizable value or include amounts for operating losses that have not yet occurred. SFASB 144 is effective for financial statements issued for fiscal years beginning after December 15, 2001 and, generally, are to be applied prospectively. The Company believes the adoption of this Statement will have no material impact on its financial statements.

Reclassifications

Certain reclassifications have been made to the prior year statements to conform to the 1999 presentation. Such reclassifications had no effect on the previously reported net loss.

NOTE 3 -- LIQUIDITY AND GOING CONCERN

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. However, there is substantial doubt about the Company's ability to continue as a going concern because of the magnitude of its losses during the past two years, ($3,368,448) and ($3,489,220) in 2001 and 2000, and an
accumulated deficit of ($26,667,660) at December 31, 2001. In addition, the Company is currently operating at a deficit. The Company needs to increase sales substantially in order to cover all of its fixed costs and to operate at a profit.

The Company's continued existence is dependent upon its ability to raise substantial capital, to increase sales, to significantly improve operations, and ultimately become profitable. Management believes that future investments and certain sales-related efforts will provide sufficient cash flow for it to continue  as a going  concern  in its  present  form.  However,  there can be no assurance that the Company will achieve such results. Accordingly, the consolidated financial statements do not include any adjustments related to the recoverability and classification of recorded asset amounts or the amount and classification of liabilities or any other adjustments that might be necessary should the Company be unable to continue as a going concern.

NOTE 4 -- INVENTORIES

Inventories consist of the following:

                                                                   December 31,
                                                                      2001
                                                                    --------
Raw materials                                                       $507,294
Work-in-process                                                        5,226
Finished goods                                                       437,555
                                                                    --------

                                                                    $950,075
                                                                    ========

The  above   balances  are  presented  net  of  total   inventory   reserves  of
approximately $254,431 at December 31, 2001.

NOTE 5 -- PROPERTY AND EQUIPMENT

Property and equipment consist of the following:

                                                                    December 31,
                                                                        2001
                                                                    -----------

Manufacturing equipment                                             $ 2,115,819
Dies and molds                                                          190,243
Computer equipment                                                      123,142
Quality control lab                                                     105,041
Office equipment                                                        110,705
                                                                    -----------

                                                                      2,644,950

Less accumulated depreciation                                        (1,982,207)
                                                                    -----------

                                                                    $   662,743
                                                                    ============

Depreciation and amortization expense for property and equipment charged to operations for the years ended December 31, 2001 and 2000 was $261,102 and $234,886, respectively.

NOTE 6 -- INTANGIBLE ASSETS

Intangible assets consist of the following at:

                                                                    December 31,
                                                                        2001
                                                                     ---------

Patents                                                              $ 842,261
Trademarks                                                               3,647
Rights to patent and trademark royalties                                90,146
                                                                     ---------

                                                                       936,054

Less accumulated amortization                                         (684,298)
                                                                     ---------

                                                                     $ 251,756
                                                                     =========

Amortization expense for intangible assets charged to operations for the years ended December 31, 2001 and 2000 was $54,897 and $53,441, respectively.

NOTE 7 -- RELATED PARTY TRANSACTIONS

A former employee of the Company, who resigned effective June 4, 1999 entered into a one year consulting agreement to provide consulting services at a fee of $5,000 per month. The agreement expired on May 31, 2000. Consulting expense for the years ended December 31, 2000 was $25,000.

NOTE 8-- 7% SENIOR CONVERTIBLE DEBENTURES, 8.75% CONVERTIBLE NOTES AND 7% PROMISSORY NOTES

7% Senior Convertible Debentures

During the year ended December 31, 1999, the Company issued $1,500,000 in 7% Senior Convertible Debentures with interest payable annually on June 30 at 7% per annum. The Senior Convertible Debentures are unsecured and due on September 30, 2003. At the option of the holder, the holder may convert the principal amount of such Debentures at any time before September 30, 2003, into shares of common stock. The conversion price was equal to or greater than the fair value of the stock on the date the Senior Convertible Debentures were issued.

On March 24, 2000, the Board of Directors of the Company approved a temporary reduction in the conversion price on the 7% Senior Convertible Debentures into common stock. The conversion price was reduced from $1.50 to the average bid price of the Company's common stock for the twenty-five trading days immediately prior to the receipt of a notice of conversion, with a minimum conversion price of $.50. The notice of conversion for the temporary reduction was required to be received by April 30, 2000 and included all accrued interest through May 31, 2000. During April 2000, the Company received notices of conversion from all of the debenture holders. As a result, the Company issued 3,137,943 shares of common stock and recorded an expense of $1,009,771 related to the induced conversion that resulted from the reduction in conversion price (see Note 9).

NOTE 8-- 7% SENIOR CONVERTIBLE DEBENTURES 8.75% CONVERTIBLE NOTES AND 7% PROMISSORY NOTES (Continued)

In conjunction with these Notes, the Company paid a finder's fee of $150,000 and other financing costs, of which $10,417 was amortized during 1999. Due to the conversion of the Debentures, the remaining portion, or $139,583, was fully amortized during the year ended December 31, 2000.

8.75% Convertible Notes

During 2001 and 2000, the Company issued $125,000 and $875,000 in Convertible Notes with interest payable annually in common stock on December 31 at 8.75% per annum. The 8.75% Convertible Notes are secured by certain assets of the Company and are due on December 31, 2004. At the option of the holder, the holder may convert the principal amount of such Note at any time before December 31, 2003 into shares of common stock of the Company. The conversion price shall be the lesser of $0.40 per share or a 20% discount to the closing high bid price on the date of conversions if the closing high bid price for the Company's common stock has been less than $0.40 for the previous 40 consecutive business days. There are also mandatory conversion provisions. In addition, each Convertible Note is part of a unit consisting of the debenture, one $0.50 warrant and one $0.60 warrant allowing the purchase of one share of common stock per warrant at certain times before January 1, 2004, subject to certain conditions. During the year ended December 31, 2001, the Company converted the accrued interest at December 31, 2000 of $16,862 on the Convertible Notes to common stock (see Note
9).

As a result of the beneficial conversion feature related to the 20% discount on conversion price and value assigned to the warrants, the Company recorded a discount on the Notes of $125,000 in 2001 and $718,750 in 2000, of which $122,258 and $354,719 was recognized as interest expense during 2001 and 2000. The remaining unamortized discount is being amortized over the life of the Notes.

In connection with these Notes, the Company paid a finder's fee of $12,500 and $87,500 in 2001 and 2000, which is being amortized over the life of the Notes. At December 31, 2001 and 2000, amortization amounted to $25,000 and $4,167.

7% Promissory Notes

During the year ended December 31, 2001, the Company issued $1,760,000 in 7% Promissory Notes, which are due at various dates beginning in April 2004 through December 2004. The Promissory Notes are unsecured and are callable upon thirty days written notice from either the Company or the investor. The Promissory Notes accrue interest at 7% per annum and are payable annually.

On October 1, 2001, the Company converted $460,000 of its Promissory Notes to Convertible Notes. The interest rate and due date remained the same. In connection with the conversion, the Company issued 230,000 warrants at an exercise price of $.85, which expire on August 21, 2004 (see Note 9). The Company valued these under the Black-Scholes Model which amounted to $90,588.

On February 5, 2002, the Company converted $1,025,000 of 7% Promissory Notes to 7% Convertible Notes.

NOTE 9 -- STOCKHOLDERS' EQUITY

Common Stock

Pursuant to a one-year investment banking agreement dated March 27, 2000 with Givigest Fiduciaria SA ("Givigest") to raise capital, the Company issued 100,000 shares of common stock to Givigest, which were valued at fair market value, or $0.42. As a result, the Company recorded a deferred financing cost of $42,000, which was amortized over the term of the agreement and a corresponding credit to additional paid-in capital of $41,779 (net of capital costs).

NOTE 9 -- STOCKHOLDERS' EQUITY

On March 24, 2000, the Board of Directors approved a temporary reduction in the exercise price of all warrants and options outstanding. The exercise price was reduced from $1.50 to the average bid price of the Company's common stock for the twenty-five trading days immediately prior to the receipt of a notice of conversion, with a minimum conversion price of $.50. As a result of the temporary reduction in conversion price, the Company received net proceeds of $24,889 for the exercise of 50,000 warrants by a shareholder at an exercise price of $0.50 per share, and net proceeds of $19,889 for the exercise of 40,000 stock options at an exercise price of $0.50 per share (net of capital costs). In addition, the Company recorded additional compensation expense of $11,765 related to the reduction in exercise price.

In May 2000, the Company completed a private placement for 450,000 shares and received net proceeds of approximately $201,000 after expenses.

During 2000, the Company issued a total of 3,137,943 common shares as a result of converting $1,500,000 of 7% Senior Convertible Debentures and related accrued interest amounting to approximately $74,000. In addition, the Company recorded an expense of $1,009,771 related to the beneficial conversion feature that resulted from the reduction in conversion price (see Note 8).

During  the year  ended  December  31,  2001 and 2000,  the  Company  recorded a
beneficial   conversion   feature  of  $125,000  and   $718,750  to   additional
paid-in-capital associated with the Convertible Notes (see Note 8).

During the year ended December 31, 2001, the Company converted the accrued interest of $16,862 at December 31, 2000 on the Convertible Notes to common stock.

Escrow Agreement

In 1991, certain stockholders of the Company entered into an escrow agreement under which 445,993 shares of the Company's common stock were placed in escrow. The shares were entitled to be released from escrow based on the performance of the Company as measured by cash flow (as defined by the agreement) and certain other conditions. While the shares were in escrow, the stockholders waived their rights to receive dividends or participate in the distribution of assets upon a winding up of the Company. Per the agreement, any shares remaining in escrow at December 31, 1999 would be canceled by the Company. The shares were cancelled by the Company's Transfer Agent in January 2000. These shares are included in the number of shares outstanding during the year ended 1999, but were excluded from the computation of basic and diluted loss per share.

Stock Options

The Company has issued options to purchase common stock to certain officers, employees and others under various stock option plans for services performed and to be performed. Some options require continued employment.

During 1999, the Company's board of directors repriced 435,000 outstanding stock options based on the fair value of the stock, and amended the exercise price to $1.50 per share. Of the 435,000 options, 320,000 options were to employees and 115,000 options were to non-employees. As a result, the Company recorded stock-based compensation of $16,050 for the options held by non-employees, calculated based on the Black Scholes option-pricing model. The employee options were subject to variable plan accounting beginning on July 1, 2000. During 2001 and 2000 $29,000 and $19,000 of compensation expense was recorded because the stock price at December 31, 2001 and 2000 exceeded the measurement price, which is the exercise price on the date on which the variable plan accounting went into effect.

During 2000, the Company cancelled 100,000 stock options outstanding to officers and issued an additional 675,000 stock options, which expire on various dates through December 31, 2004 and are subject to certain vesting terms. 100,000 of these options are considered replacement options and thus, are subject to variable plan accounting. As a result, the Company recorded $29,000 and $19,000 in compensation expense for the years ended December 31, 2001 and 2000, which represents the amount by which the intrinsic value of the variable options at December 31, 2001 exceeded the value of the options on July 1, 2000, or the measurement date. The remaining 575,000 options were granted as fixed options at an exercise price equal to the fair market value of the Company's stock at the date of grant. Thus, there was no expense recorded related to these options in accordance with APB 25.

During 2001, the Company issued 825,000 stock options, which expire at various dates through August 21, 2005. These options were granted as fixed options at an exercise price equal to the fair market value of the Company's stock at the date of grant.

Warrants

Pursuant to the investment banking agreement dated with Givigest, the Company granted a total of 500,000 warrants to purchase common stock, exercisable at $0.50 per share for three years. As a result, the Company recorded additional financing expense of $42,460 to be amortized over the term of the agreement.

On March 22, 2001, the Company renewed its investment banking agreement with Givigest for an additional one-year term, effective April 1, 2001. Pursuant to the terms of the agreement, Givigest raised $1,250,000 by June 30, 2001 on a firm commitment basis. Givigest also raised an additional $843,500 by March 31, 2002. Pursuant to the terms of the agreement, the Company granted 250,000 warrants to purchase the Company's common stock at an exercise price of $1.48 for a three-year term. The Company valued the warrants at $171,446 and is amortizing the amount over the term of the agreement, of which $128,584 was amortized during 2001. In addition, the Company will grant one additional warrant for each $10 raised.

In May 2000, the Company issued 450,000 shares of common stock through a private placement. Each share issued had attached a warrant to purchase one additional share of common stock at $0.50 for a three-year term.

During 2001, the Company issued 630,000 warrants to third parties. These warrants were valued using the Black-Scholes model and the Company recorded stock-based expense of $332,585.

On August 8, 2000, the Company entered into a product purchase agreement (the "Agreement") with Minnesota Mining and Manufacturing ("3M") under which the Company has agreed, among other things, to sell certain products to 3M on a worldwide exclusive basis. The Agreement is of an indefinite duration. Pursuant to the Agreement, 3M has been granted under certain circumstances a right of first refusal to purchase the Company and has also been granted four warrants, each of which entitles 3M to purchase 560,000 shares of the Company's Common Stock. The first of the four warrants is exercisable immediately at $0.55 per share until February 10, 2003. The value of these warrants, which were calculated based on the Black-Scholes model, has been reflected in the consolidated financial statements. Each additional warrant will vest for every $2 million of sales to 3M in any given twelve-month period, and will become exercisable on the first day of the following month in which the required sales level has been reached. The remaining three warrants will be at market price when such levels are reached and will be exercisable for two and one half years from the vesting date. As of December 31, 2001 the Company had made total sales to 3M under their agreements totaling approximately $1,070,000. The warrants that are contingent upon future events have been excluded from the option and warrant tables below.

Also excluded from the following tables are 1,000,000 warrants exercisable at $0.50 per share and 1,000,000 warrants exercisable at $0.60 per share, which are non-detachable and issued as part of a unit in connection with $1,000,000 of 8.75% Convertible Notes issued during 2000 (see Note 8). The $0.50 warrants are exercisable upon conversion of the note and expire nine months thereafter. The $0.60 warrants become exercisable upon exercise of the $0.50 warrants and expire nine months following that date.

Option and warrant activity is as follows:

                                       Stock Options             Warrants
                                  ----------------------  ----------------------
                                               Weighted                Weighted
                                                Average                 Average
                                   Number of   Exercise    Number of   Exercise
                                    Shares      Price       Shares      Price
                                  ----------   --------   ----------   --------

Outstanding at January 1, 2000       435,000   $   1.50      140,000   $   1.50
    Granted                          675,000       0.50    1,510,000       0.52
    Exercised                        (40,000)      0.50      (50,000)      0.50
    Expired/canceled                (257,500)      1.50      (90,000)      1.50
                                  ----------   --------   ----------   --------

Outstanding at December 31, 2000     812,500       0.67    1,510,000       0.52
    Granted                          825,000       1.23      880,000       1.23
    Exercised                           --          --      (775,000)      0.50
    Expired/canceled                 (70,000)      1.20         --          --
                                  ----------   --------   ----------   --------
Outstanding at December 31, 2001   1,567,500   $   0.94    1,615,000   $   0.99
                                  ==========   ========   ==========   ========

Exercisable at December 31, 2001   1,452,891   $   0.98    1,615,000   $   0.99
                                  ==========   ========   ==========   ========

Information relating to stock options and warrants at December 31, 2001 summarized by exercise price are as follows:

                                          Outstanding                         Exercisable
                            -----------------------------------------   -------------------------
                                             Weighted Average             Weighted Average
                                         --------------------------   -------------------------
                                            Life         Exercise                    Exercise
Exercise Price Per Share      Shares      (Months)        Price         Shares         Price
-------------------------   -----------  -----------    -----------   ------------   ----------
Stock Options:

     $0.50                     670,000         30.8     $     0.50        555,391    $    0.50
     $0.85                     300,000         44.0           0.85        300,000         0.85
     $1.48                     500,000         39.5           1.48        500,000         1.48
     $1.50                      97,500         17.4           1.50         97,500         1.50
                            -----------  -----------    -----------   ------------   ----------

                             1,567,500         35.3     $      .94      1,452,891    $     .98
                            ===========  ===========    ===========   ============   ==========

Warrants:

     $0.50                     175,000         14.9     $     0.50        175,000    $    0.50
     $0.55                     560,000         13.5           0.55        560,000         0.55
     $0.80                     125,000         36.0           0.80        125,000         0.80
     $0.85                     230,000         30.5           0.85        230,000         0.85
     $1.48                     500,000         27.0           1.48        500,000         1.48
     $1.70                      25,000         27.0           1.70         25,000         1.70
                            -----------  -----------    -----------   ------------   ----------

                             1,615,000         22.2     $      .99      1,615,000    $     .99
                            ===========  ===========    ===========   ============   ==========

Pro Forma Information

In accordance with SFAS 123 and as described in Note 2, the Company continues to account for stock-based compensation utilizing the intrinsic value method prescribed by APB 25. Had compensation cost for stock options issued to employees been determined based on the fair value at grant dates consistent with the method of SFAS 123, the Company's net loss and net loss per share would have increased to the pro forma amounts presented below:

                                                                     December 31,
                                                             ------------------------------
                                                                 2001              2000
                                                             ------------     -------------
Net loss, as reported                                       $  (3,368,448)   $  (3,489,220)

Net loss, pro forma                                            (3,927,848)      (3,552,060)


Loss per common share - basic and diluted, as reported      $        (.29)   $        (.36)


Loss per common share - basic and diluted, pro forma        $        (.33)   $        (.36)

The fair value of each option is estimated on the date of grant using the Black-Scholes option-pricing model using the following weighted-average assumptions: expected volatility of 65% and 23% in 2001 and 2000, respectively, an expected life of four and four and a half years in 2001 and 2000, respectively, no dividends would be declared during the expected term of the options, risk-free interest rate of 5.0% and 6.30% for 2001 and 2000, respectively.

The weighted average fair value of stock options granted to employees during 2001 and 2000 was $0.66 and $0.15, respectively.

NOTE 10 -- CUSTOMER DEPOSITS

At December 31, 2001, the Company had customer deposits of $297,856, which consists of cash advances received from customers prior to product being shipped.

NOTE 11 -- INCOME TAXES

Income taxes are accounted for in accordance with SFAS No. 109. At December 31, 2001, the Company has a net operating loss carryforward (NOL) of approximately $23,400,000 for federal tax purposes. At December 31, 2001, the Company has a deferred tax asset of approximately $9,360,000, which primarily relates to net operating losses. A 100% valuation allowance has been established as management cannot determine whether it is more likely than not that the deferred tax asset will be realized. The provision differs from the expense that would result from applying Federal statutory rate of 34% to income before taxes primarily because of state income taxes and the valuation allowance on deferred tax assets. The NOLs expire as follows:

   Year ending December 31,                                       Amount
-------------------------------                                -------------

          2007                                                 $  5,400,000
          2008                                                    2,000,000
          2009                                                    2,300,000
          2010                                                    1,400,000
          2011                                                    1,800,000
          2012                                                    2,100,000
          2018                                                    1,400,000
          2019                                                    1,700,000
          2020                                                    1,900,000
          2021                                                    3,400,000
                                                               -------------

          Total                                                $ 23,400,000
                                                               =============

The Company also has state net operating loss carryforwards of approximately $8,900,000 available to offset future taxable income for state tax purposes that expire at various dates through 2011. The Company's net operating loss carryforwards may be limited due to ownership changes as defined under Section 382 of the Internal Revenue Code of 1986.

NOTE 12 -- COMMITMENTS AND CONTINGENCIES

Lease Commitments

Minimum lease commitments under noncancelable operating lease agreements are as follows:

   Year ending December 31,                                      Amount
-------------------------------                                ------------

         2002                                                  $   214,981
         2003                                                      221,981
         2004                                                      216,161
         2005                                                       91,333
                                                               ------------

         Total                                                 $   744,456
                                                               ============

Rent expense was $176,168 and $147,494 for the years ended December 31, 2001 and 2000, respectively.

Royalty Agreements

The Company is required to pay royalties related to certain patents and trademarks. Total expense related to these agreements was $11,040 in 2001 and $5,723 in 2000.

Product Purchase Agreements

Effective September 1, 2000, the Company entered into a product purchase agreement with 3M under which the Company granted to 3M the right to sell and distribute certain products in the retail market on a worldwide exclusive basis, exclusive rights in all markets in Japan, and the non-exclusive right to distribute and sell in all other markets. Pursuant to the agreement, 3M has been granted under certain circumstances a right of first refusal to purchase the Company and has also been granted four warrants, each of which entitles 3M to purchase 560,000 shares of the Company's common stock. The first of the four warrants is exercisable upon execution of the agreement for two and one half years. The remaining three warrants will vest upon attainment of certain sales levels by the Company to 3M (see Note 9). In February 2001, the parties entered into another agreement, effective May 1, 2001, by which 3M was granted exclusive rights to sell and distribute certain products in the industrial protective packaging market and non-exclusive rights for all other markets. Sales of product to 3M under both agreements will be counted toward the sales levels required in order for the remaining three warrants to vest. Both agreements are of indefinite duration.

Legal Proceedings

A former employee of the Company was seeking a severance payment of $101,500 per terms of his employment agreement, which was voluntarily terminated in November 1998. The Company had established a liability for the entire amount. Mediation was held during April 2000 between the parties and the issue was settled. During May 2000, the Company paid $50,000 in full settlement of the claim. The Company recognized other income of $51,500 during the year ended December 31, 2000 as the difference between the original liability and the settlement amount.

NOTE 13 -- SIGNIFICANT CONCENTRATIONS OF CREDIT RISK, MAJOR CUSTOMERS
                AND OTHER RISKS AND UNCERTAINTIES

The Company operates primarily in one industry segment: developing, manufacturing and distributing of inflatable commercial packaging systems. The Company's sales are primarily to companies producing Silicon wafers and computer chips in California, Arizona, Oregon, Colorado and Texas in the United States, Denmark and the U.K. in Europe, and Singapore in Asia.

Sales are summarized by geographic areas as follows:

For the year December 31,                                  2001           2000
--------------------------                             ------------    ---------

United States                                          $ 1,381,933     $715,192
United Kingdom                                             119,495       73,570
Portugal                                                    95,000       59,709
Malaysia                                                    26,427       38,481
Other                                                       39,410       22,262
                                                       ------------    ---------

Total sales                                            $ 1,662,265     $909,214
                                                       ===========     ========


The Company had one customer who accounted for approximately 57% and 13% of net sales in 2001 and 2000.

Financial instruments that subject the Company to credit risk consist primarily of accounts receivable and accounts payable. The Company frequently makes large credit sales to customers. At December 31, 2001, approximately $21,000 or 34% of the Company's accounts receivable was due from two customers and approximately $176,000 or 34% of the Company's accounts payable was due to two vendors.

NOTE 14 -- FOURTH QUARTER ADJUSTMENTS

During the fourth quarter of 2001, the Company recorded adjustments that increased its net loss by approximately $565,000, which includes an increase in the inventory reserve of $120,000, interest expense associated with warrants of $262,000 and non-cash financing expense of $183,000.

NOTE 15 -- SUBSEQUENT EVENTS

Subsequent to December 31, 2001, the Company issued promissory notes for $206,000 bearing interest at 7% per annum and maturing at various dates through April 30, 2005. The notes are unsecured and are callable by either the Company or the note holder upon thirty days' written notice.

                 AIR PACKAGING TECHNOLOGIES, INC. AND SUBSIDIARY
                           Consolidated Balance Sheets


                                                     3/31/2002      12/31/2001
                                                    (Unaudited)      (Audited)
                                                   ------------    ------------
ASSETS
Current assets

Cash                                              $     16,947    $    290,960
Trade receivables, net of allowance of
    $4,930 and $6,313                                   60,701          57,285
Inventories, net of reserve of $254,430
    and $254,430                                       928,990         950,075

Advances and prepaids                                   22,918          24,466
                                                   ------------    ------------
     Total current assets                            1,029,556       1,322,786
Property and equipment, net of depreciation
    of $2,046,729 and $  1,982,207                     613,501         662,743
Intangible assets, net of amortization of
    of $696,155 and $684,298                           245,888         251,756
Deferred financing costs, net of amortization
    of $35,417 and $29,167                              64,583          70,833
Deposits                                                64,128          64,128
                                                   ------------    ------------

     Total assets                                 $  2,017,656    $  2,372,246
                                                   ============    ============


LIABILITIES & STOCKHOLDERS' EQUITY(DEFICIT)
Current Liabilities
Accounts payable & accrued expenses               $    726,202    $    769,597

Deferred revenue                                       286,472         297,856
                                                   ------------    ------------
     Total current liabilities                       1,012,674       1,067,453

Convertible notes, net of discount of $799,729
  and $366,774                                       1,700,271       1,093,227
7% Promissory Notes                                    442,000       1,300,000
                                                   ------------    ------------
     Total long term liabilities                     2,142,271       2,393,227

Common stock, $.01 par value per share
 Authorized - 50,000,000 shares;
 Issued and outstanding  12,094,175 at
    March 31, 2002 and 12,094,175 at
    December 31, 2001                                  120,942         120,942
Additional paid in capital                          25,961,113      25,458,284
Accumulated deficit                                (27,219,344)    (26,667,660)
                                                   ------------    ------------
     Total stockholders' deficit                    (1,137,289)     (1,088,434)
                                                   ------------    ------------
     Total liabilities & stockholders' deficit    $  2,017,656    $  2,372,246
                                                   ============    ============
See notes to consolidated financial statements


                    AIR PACKAGING TECHNOLOGIES, INC. AND SUBSIDIARY
                         Consolidated Statements of Operations

                                             Three months ended   Three months ended
                                                  3/31/2002            3/31/2001
                                                 (Unaudited)          (Unaudited)
                                              -----------------   ------------------
Net sales                                        $    168,156        $    545,980


Cost of sales                                         201,585             449,502
                                                 ------------        ------------


Gross profit (loss)                                   (33,429)             96,478

Operating expenses:

  Selling, general and administrative expenses        399,399             540,472


  Research and development                               --                   950
                                                 ------------        ------------

Total operating expenses                              399,399             541,422


Loss from operations                                 (432,828)           (444,944)

Other income (expense)

  Interest expense                                   (129,636)            (52,804)

  Interest income                                         220               2,380

  Other income                                         10,560               5,466


Net loss                                         $   (551,684)       $   (489,902)
                                                 ============        ============


Loss per common share:

     Basic and diluted                           $      (0.05)       $      (0.04)
                                                 ============        ============


Weighted average number of common
shares outstanding:

     Basic and diluted                             12,094,175          11,298,358
                                                 ============        ============

See notes to consolidated financial statements.



                              AIR PACKAGING TECHNOLOGIES, INC. AND SUBSIDIARY
                                   Consolidated Statements of Cash Flows


                                                   Three months ended  Three months ended
                                                        3/31/2002          3/31/2001
                                                       (Unaudited)        (Unaudited)
                                                        ---------          ---------
Cash flows from operating activities:
  Net loss                                              $(551,684)         $(489,902)
  Adjustments to reconcile net loss to net
     cash used in operating activities:
     Depreciation and amortization                         82,629            101,305
     Amortization of discount on secured debt              45,564               --
     Provision for bad debts                                1,383               --
     Non-cash interest expense related to
      convertible notes payable                            87,309             30,564
     Stock-based compensation                             (48,000)            56,000
     Increase (decrease) from changes in:
       Trade receivables                                   (4,799)           (98,702)
       Inventories                                         21,085           (340,873)
       Advances and prepaids                                1,548              3,947
      (Decrease) increase from changes in:
       Accounts payable & accrued liabilities             (43,395)           418,612
       Deferred revenue                                   (11,384)              --
                                                        ---------          ---------
       Net cash used in operating activities             (419,744)          (319,049)
                                                        ---------          ---------
Cash flows from investing activities:
  Purchases of property and equipment                     (15,280)          (156,934)
  Patent expenditures                                      (5,989)           (13,711)
                                                        ---------          ---------
       Net cash used in investing activities              (21,269)          (170,645)
                                                        ---------          ---------
Cash flows from financing activities:
  Payments of deferred loan costs                            --              (12,500)
  Proceeds from 7% note                                   167,000            125,000
  Proceeds from 8.75% convertible notes                      --              125,000
                                                        ---------          ---------
       Net cash provided by financing activities          167,000            237,500
                                                        ---------          ---------
Net decrease in cash                                     (274,013)          (252,194)

Cash, beginning of period                                 290,960            375,657
                                                        ---------          ---------
Cash, end of period                                     $  16,947          $ 123,463
                                                        =========          =========

Supplemental disclosure of
       cash flow information:
  Cash paid during the three months for:
      Income taxes                                      $     800          $     800
  Non-cash disclosure:
          During  the  quarter  ended  March 31,  2002,  the  Company  converted
          $1,025,000 of 7% Promissory Notes to Convertible Debentures, resulting in a beneficial conversion feature of $507,967.



See notes to consolidated financial statements


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 March 31, 2001
                                   (Unaudited)


Note 1 - Statement of Information Furnished
-------------------------------------------

In the opinion of management the accompanying unaudited financial statements contain all adjustments (consisting only of normal and recurring accruals) necessary to present fairly the financial position as of March 31, 2002, and the results of operations and cash flows for the three month periods ended March 31, 2002 and 2001. These results have been determined on the basis of accounting principles and practices generally accepted in the United States of America applied consistently with those used in the preparation of the Company's Annual Report and the Form 10-KSB for the fiscal year ended December 31, 2001.

The results of operations for the three month period ended March 31, 2002 are not necessarily indicative of the results to be expected for any other period or for the entire year.

Certain information and footnote disclosures normally included in financial statements presented in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted. The accompanying financial statements should be read in conjunction with the Company's audited financial statements and notes thereto included in the Company's Annual Report on Form 10-KSB for the year ended December 31, 2001.

Certain prior years' amounts have been reclassified to conform to the current years' presentation.


Note 2 - Liquidity and Going Concern
------------------------------------

The financial statements as of March 31, 2002 have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. However, there is substantial doubt about the Company's ability to continue as a going concern because of the magnitude of the Company's losses during the past three years of ($3,368,448), ($3,489,220) and ($1,853,012) in 2001, 2000 and
1999, respectively and a net loss of ($551,684) for the three months ended March 31, 2002 and an accumulated deficit of ($27,219,344) at March 31, 2002. The Company's continued existence is dependent upon its ability to raise additional capital, to increase sales, to significantly improve operations, and ultimately become profitable.

The Company believes that future investments and certain sales-related efforts will provide sufficient cash flow for it to continue as a going concern in its present form. However, there can be no assurance that the Company will achieve such results. Accordingly, the consolidated financial statements do not include any adjustments related to the recoverability and classification of recorded asset amounts or the amount and classification of liabilities or any other adjustments that might be necessary should the Company be unable to continue as a going concern.

On March 22, 2001, the Company renewed its investment banking agreement with Givigest for an additional one-year term, effective April 1, 2001. Pursuant to the terms of the agreement, the Company and Givigest have agreed to raise up to $1,250,000 by June 30, 2001. There are no assurance that the Company will be able to raise any proceeds under this agreement. Pursuant to the terms of the agreement, the Company granted 250,000 warrants on April 1, 2001 at fair market value to purchase the Company's common stock for a three-year term. In addition, the Company will grant one additional warrant for each $10 raised. The Company valued the warrants at $171,446 and is amortizing the amount over the term of the agreement. The fair value of the warrants is estimated on the date of the grant utilizing the Black-Scholes model. The amount calculated was $171,446 which was expensed over the life of the agreement. In 2002, the Company recorded $42,862 in financing expense. During the first quarter of 2002, $167,000 was raised under the agreement.

Note 3 - Earnings (Loss) Per Common Share
-----------------------------------------

The Company computes loss per common share under SFAS No. 128, "Earnings Per Share," which requires presentation of basic and diluted earnings (loss) per share. Basic earnings (loss) per common share is computed by dividing income or loss available to common shareholders by the weighted average number of common shares outstanding for the reporting period. Diluted earnings (loss) per common share reflects the potential dilution that could occur if securities or other contracts, such as stock options and convertible notes, to issue common stock were exercised or converted into common stock. Common stock options were not included in the computation of diluted loss per common share for the three months ended March 31, 2002 and 2001 because the effect would be antidilutive.


Note 4 - Exercise of Warrants And Options
-----------------------------------------

During the three months ended March 31, 2000, the Company cancelled 100,000 stock options outstanding to officers and issued an additional 675,000 stock options, which expire December 31, 2004 and are subject to certain vesting terms. 100,000 of these options are considered replacement options and thus, are subject to variable plan accounting. As a result, the Company recorded a reduction in compensation expense of $48,000 for the three months ended March 31, 2002, which represents the amount by which the intrinsic value of the variable options at March 31, 2002 decreased as compared to the value recorded on December 31, 2001. The remaining 575,000 options were granted as fixed options at an exercise price equal to the fair market value of the Company's stock at the date of grant. Thus, there was no expense recorded related to these options.


Note 5 - Senior Convertible Notes
---------------------------------

On February 5, 2002, the Company converted $1,025,000 of 7% Promissory Notes to 7% Convertible Notes. As a result of the discount, the Company recorded a beneficial conversion feature of $348,500 in 2002. This amount will be amortized to interest expense over the term of the Convertible Notes. Interest is payable annually on December 31. The 7% Convertible Notes are secured by certain assets of the Company and are due on December 31, 2004. At the option of the holder, the holder may convert the principal amount of such Note at any time before December 31, 2004 into shares of common stock of the Company. The Conversion price shall be the lesser of $0.50 per share or a 20% discount to be closing high bid price on the date of conversion if the closing high bid price of the Company's common stock has been less than $0.50 for the previous 20 consecutive business days. There are also mandatory conversion provisions.

In January 2001, the Company issued an additional $125,000 of Convertible Notes with interest payable annually in common stock on December 31, at 8.75% per annum. The 8.75% Convertible Notes are secured by certain assets of the Company and are due on December 31, 2004. At the option of the holder, the holder may convert the principal amount of such Note at any time before December 31, 2004 into shares of common stock of the Company. The Conversion price shall be the lesser of $0.40 per share or a 20% discount to be closing high bid price on the date of conversion if the closing high bid price of the Company's common stock has been less than $0.40 for the previous 40 consecutive business days. There are also mandatory conversion provision. In addition, each Convertible Note is part of a unit consisting of the debenture one $0.50 warrant and one $0.60 warrant allowing the purchase of one share on common stock per warrant at certain times before January 1, 2004, subject to certain conditions. As a result of the beneficial conversion feature related to the 20% discount on conversion price, the Company recorded a discount on the Notes of $125,000 in 2001 and $718,750 in 2000, of which $30,564 and $122,258 was recognized as interest expense during 2002 and 2001.

On October 1, 2001, the Company converted $460,000 of its Promissory Notes to Convertible Notes. The interest rate and due date remained the same In connection with the conversion, the Company issued 230,000 warrants at an exercise price of $0.85, which expire on August 21, 2004. The Company valued these under the Black-Scholes Model which amounted to $90,588. In addition, the

Company recorded a beneficial conversion of $159,467 related to the discount given on the conversion price below fair market value. This amount is being amortized over the term of the debt. As of March 31, 2002, the Company amortized $24,533.

Note 6 - Promissory Notes
-------------------------

On March 14, 2001, the Company issued a promissory note for $125,000 bearing interest at 7% per annum and maturing on March 31, 2004. The note is unsecured and is callable by either the Company or the note holder upon thirty days' written notice.

During the year ended December 31, 2001, the Company issued $1,760,000 in 7% Promissory Notes, which are due at various dates beginning in April 2004 through December 2004. The Promissory Notes are unsecured and are callable upon thirty days written notice from either the Company of the investor. The Promissory Notes accrue interst at 7% per annum an are payable annually.

On October 1, 2001, the Company converted $460,000 of its Promissory Notes to Convertible Notes. The interest rate and due date remained the same In connection with the conversion, the Company issued 230,000 warrants at an exercise price of $0.85, which expire on August 21, 2004. The Company valued these under the Black-Scholes Model which amounted to $90,588. In addition, the Company recorded a beneficial conversion of $159,467 related to the discount given on the conversion price below fair market value. This amount is being amortized over the term of the debt. As of March 31, 2002, the Company amortized $24,533.

On February 5, 2002, the Company converted $1,025,000 of 7% Promissory Notes to 7% Convertible Notes. Interest is payable annually on December 31. The 7% Convertible Notes are secured by certain assets of the Company and are due on December 31, 2003. At the option of the holder, the holder may convert the principal amount of such Note at any time before December 31, 2003 into shares of common stock of the Company. The Conversion price shall be the lesser of $0.50 per share or a 20% discount to be closing high bid price on the date of conversion if the closing high bid price of the Company's common stock has been less than $0.50 for the previous 20 consecutive business days. There are also mandatory conversion provisions. As a result of the discount, the Company recorded a beneficial conversion feature of $348,500 in 2002. This amount will be amortized to interest expense over the term of the Convertible Notes.

Note 7 - Investment Banking Agreements
--------------------------------------

On March 22, 2001, the Company renewed its investment banking agreement with Givigest for an additional one-year term, effective April 1, 2001. Pursuant to the terms of the agreement, the Company and Givigest have agreed to raise up to $1,250,000 by June 30, 2001. There are no assurance that the Company will be able to raise any proceeds under this agreement. Pursuant to the terms of the agreement, the Company granted 250,000 warrants on April 1, 2001 at fair market value to purchase the Company's common stock for a three-year term. In addition, the Company will grant one additional warrant for each $10 raised. The value of these warrants will be amortized over the term of the agreement.

The fair value of the warrants is estimated on the date of the grant utilizing the Black-Scholes model. The amount calculated was $171,446 which was expensed over the life of the agreement. In 2002 the Company recorded $42,862 in financing expense. During the first quarter of 2002, $167,000 was raised under the agreement.

On March 18, 2002, the Company entered into a one year non-exclusive investment banking agreement with HPC Capital Management Corp ("HPC") to provide a wide range of financial and investment banking services. As an initial retainer, the Company issued to HPC 75,000 shares of the Company's common stock during April 2002 with piggy back registration rights and will issue a warrant to purchase 75,000 shares of the Company's common stock at a strike price of $0.60 per share. Additional compensation is due upon the completion of specified financial services.

Note 8 - Subsequent Event
-------------------------

On April 22, 2002, the Company issued an 8% Convertible Debenture in the amount of $300,000 to Palisades Equity Fund L.P. which is due July 22, 2002. The Convertible Debenture is convertible into shares of common stock of the Company and the conversion price shall be equal to the lesser of $0.45 per share or 80% of the average of the three lowest closing prices during the ten trading days immediately prior to such conversion date, provided however, that the conversion price will not be less than $0.33 per share. A warrant to purchase up to 160,000 shares of common stock of the Company at an exercise price of $0.40 was granted and shall be exercisable for a period of three years from April 22, 2002.

Note 9 - Significant Customers
------------------------------

The Company had five significant customers who accounted for approximately 82% of net sales for the three months ended March 31, 2002 as follows:

                           % of
Customer                 net sales
--------                    2002
                           -----
Customer A                  31%
Customer B                  17%
Customer C                  13%
Customer D                  11%
Customer E                  10%
                            ---

Total                       82%
                            ---

The Company had one customer who accounted for approximately 60% of net sales for the three months ended March 31, 2001.

Financial instruments that subject the Company to credit risk consist primarily of accounts receivable. The Company frequently makes large credit sales to customers. At March 31, 2002 approximately $30,100 or 50% of the Company's accounts receivable was due from one customer

PART  II -- INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers

         Delaware General Corporation Law. The Registrant has statutory authority to indemnify its officers and directors. The applicable portions of the Delaware General Corporation Law (the "DOCL") state that, to the extent such person is successful on the merits or otherwise, a corporation may indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action. suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise ("such Person"), against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by such Person, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding. had no reasonable cause to believe his conduct was unlawful. In any threatened, pending or completed action by or in the right of the corporation, a corporation also may indemnify any such Person for costs actually and reasonably incurred by him in connection with that action's defense or settlement, if he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation; however, no indemnification shall be made with respect to any claim or matter as to which such Person shall have been adjudged to be liable to the corporation, unless and only to the extent that a court shall determine such indemnity is proper.

         Under the applicable provisions of the DGCI- any indemnification shall be made by the Registrant only as authorized in the specific case upon a determination that the indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct. Such determination shall be made:

(1) By the Board of Directors by a majority vote of a quorum consisting of directors who are not parties to such action, suit or proceeding; or

(2) If such a quorum is not obtainable, or even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or

(3) By the affirmative vote of a majority of the shares entitled to vote thereon.

         Certificate of Incorporation and Bylaws. The Registrant's Certificate of Incorporation eliminates the personal liability of the Registrant's directors for monetary for breach of their fiduciary duty of care as directors to the Registrant and its stockholders notwithstanding any provision of law imposing such liability. The Registrant's Certificate of Incorporation, however, does not eliminate liability of the Registrant's directors for (t) breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (iii) for the unlawful payments of dividends or unlawful stock repurchase or redemption as provided in Section 174 of the DGCI, or (iv) for any transaction from which the director derived an improper personal benefit if such persons are parties to, or are threatened to be made parties to, certain proceedings by reason of their position as officers or directors of the Registrant. Article IV of the Registrant's By-Laws provides for the indemnification of the Registrant's directors, officers, employees and other agents. . The Registrant's Certificate of Incorporation and By-Laws, which are filed as Exhibit 3.1 and Exhibit 3.2 of the Registrant's Form 10, dated July 23, 1999, are hereby incorporated by reference.



                                       I

Item 25.  Other Expenses of Issuance and Distribution

         Estimated   expenses  payable  in  connection  with  the  sale  of  the
Securities covered hereby are as follows:

         Registration fee                                 $    584.08

         NASD filing fee                                  $    -0-

         Printing and engraving expenses                  $  1,000.00

         Legal fees and expenses                          $ 10,000.00

         Accounting fees and expenses                     $  2,000.00

         Blue Sky fees and expenses
                (including legal fees)                    $    500.00

         Transfer agent and registrar
                 fees and expenses                              nil


         Miscellaneous                                         -0-
                                                          ==========
                                                 Total    $ 14,084.08*

* The selling shareholders will not pay any of these expenses


Item 26.  RECENT SALES OF UNREGISTERED SECURITIES




                                         Class of           Nature          Amount
                          Amount        Persons to            of              of          Exemption
Dates      Title         Sold (6)       Whom Sold       Consideration    Consideration     Claimed
-----      -----       ------------    -------------   ---------------  ---------------  ------------
5/15/02    Common         285,000      1 Accredited        Services      $  142,500      4(2), 4(6)
           Stock (14)                  Investor


5/03/02    Common          25,000      1 Accredited        Services      $   25,000       4(2), 4(6)
           Stock (13)                  Investor

4/24/02-   Conv           500,000      2 Offshore          Cash          $  501,000       4(2),4(6)
5/03/02    Note (12)                   & 1 US                                             Reg D, and/or
                                       Accredited                                         Reg S
                                       Investors

4/12/02    Common          75,000      1 Accredited        Services      $   38,250       4(2), 4(6),
           Stock(10)                   Investor



2/05/02    Conv         1,040,000      3 Offshore          Conversion    $1,060,000       4(2), 4(6)
           note(11)                    & 1 US                  of                         Reg D,  and/or
                                       Accredited          Promissory                     Reg S
                                       Investors             Notes


10/01/01   Conv.          460,000      1 Offshore          Conversion    $  460,000       4(2), 4(6)
           note (9)                    Accredited              of                         Reg D,and/or
                                       Investor            Promissory                     Reg S
                                                              Note


                                       II

7/17/01    Common          25,000      2 Offshore          Cash          $   12,500       4(2), 4(6)
           Stock(7)                    Accredited                                         Reg D and/or
                                       Investors                                          Reg S

6/18/01    Common         375,000      2 Offshore          Cash          $  187,500       4(2), 4(6)
           Stock (7)                   Accredited                                         Reg D and/or
                                       Investors                                          Reg S

6/15/01    Common         150,000      1 Offshore          Cash          $   75,000       4(2),4(6)
           Stock (7)                   Accredited                                         Reg Dand/or
                                       Investor                                           Reg S

5/18/01    Common         225,000      1 Offshore          Cash          $  112,500       4(2), 4(6)
           Stock (7)                   Accredited                                         Reg Dand/or
                                       Investor                                           Reg S

1/1/01     Common          20,817      7 Offshore          Conversion    $   16,862       4(2), 4(6)
           Stock (8)                   Accredited          of debt to                     Reg Dand/or
                                       Investors             equity                       Reg S

11/00-     Conv.        1,000,000      6 Offshore          Cash          $1,000,000       4(2), 4(6)
1/01       Notes &                     Accredited                                         Reg D and/or
           Warrants (1)                Investors                                          RegS


6/16/00    Common          90,000      One Director &      Cash          $   45,000       4(2), 4(6)
           Stock(6)                    1 Offshore                                         Reg D and/or
                                       Accredited                                         Reg S
                                       Investor

6/1/00     Common         450,000      1 offshore          Cash          $  225,000       4(2),4(6)
           Stock &                     Accredited                                         Reg D, and/or
           Warrants(3)                 Investor                                           Reg S

5/26/00    Common       3,137,943      6 offshore          Conversion    $1,568,971       4(2), 4(6)
           Stock(2)                    Accredited                                         Reg D and/or
                                       Investors                                          Reg S

4/28/00    Common         100,000      1 Offshore          Services      $   42,000       4(2),4(6)
           Stock(4)                    Accredited                                         Reg D and/or
                                       Investor                                           Reg S

(1)      Each note is  convertible  into common  stock of the  company at $0.40,  upon 61 days prior notice,  at anytime before January 1, 2004. Each $.50 warrant is exercisable,  upon 61 days written  notice,  only after  conversion  of the debenture and only for 9 months after such conversion. Each $.60 warrant is exercisable,  upon 61 days notice, only after the exercise of the $.50 warrants and only for 9 months after such exercise.

(2)      Each note was  convertible  into  common  stock at $1.50 per share.  On March 24,  2000 the exercise price was  temporarily  reduced to the then current market price or $.50 whichever was greater. All of the debt was converted then into 3,000,000 shares of Common Stock.


                                      III

(3)      Each warrant provides the right to acquire on share of common stock at $.50 and has a three year term.

(4)      The shares were issued as partial  consideration  for the signing of an Investment  Banking
         Agreement  with the  investor  and were valued at $.50 per share,  the market price for the company's common stock at the time of the agreement.

(5)      Number of shares does reflect the 10 for 1 reverse split that became  effective  January 4,
         2000.

(6)      Issued in connection with exercise of warrants and options  previously placed with offshore investors.

(7)      Exercise of warrants.

(8)      Shares issued as consideration  for accrued  interest on the Convertible  Notes at December
         31, 2000.

(9)      Note is convertible  into common stock of the Company at $0.80,  upon 61 days prior notice, at anytime before December 31, 2004.

(10)     The shares were issued as partial  consideration  for the signing of an Investment  Banking
         Agreement with the investor and were valued at $38,250.

(11)     Notes are convertible into common stock of the Company at $0.50, upon 61 days prior notice, at anytime before December 31, 2004, the price subject to certain adjustments.

(12)     Notes are  convertible  into common stock of the Company at $0.45, at anytime the notes are outstanding, the price subject to certain adjustments but not less than $.33 per share.

(13)     The  shares  were  issued as  partial  consideration  for the  signing  of an  Financial  &
         Consultant Agreement with the investor and were valued at $12,500


(14)     The shares were issued as partial  consideration  for a public  relatyions  contract entered into in October 2001 and renewed on May 15, 2002 and were valued at the closing price of the stock on the OTC Bulletin Board on May 15, 2002.




Item 27.  Exhibits


         The following exhibits are submitted herewith or incorporated by reference as indicated:


Exhibits Required by Item 601 of Regulation SB.

          3(i) Articles of Incorporation, Incorporated by reference to exhibits attached to Amended Form 10 filed July 23, 1999

          3(ii)Bylaws,   Incorporated  by  reference  to  exhibits  attached  to
               Amended Form 10 filed July 23, 1999

          4    Instruments  defining  rights  of  security  holders,   including
               indentures.

               None.

          9    Voting Trust Agreement

               None

          10   Material Contracts

               Lease Agreement for plant facilities, Incorporated by reference to exhibits attached to Amended Form 10 filed July 23, 1999


                                       IV

               (b)1.Employment  Agreement  with Garvin McMinn,  Incorporated  by reference to exhibits attached to Amended Form 10 filed July 23, 1999
               (b)2.Amendment to Employment with Garvin McMinn,  Incorporated by reference to exhibits to Amended Form 10 filed July 23, 1999
               (c)1.Employment  Contract with CFO Janet Maxey,  Incorporated  by reference to exhibits attached to Amended Form 10 filed July 23, 1999
               (c)2.Amendment  to  Employment  Contract  with CFO  Janet  Maxey,
                    Incorporated by reference to exhibits attached to Amended Form 10 filed July 23, 1999
               (d)1.Employment  Contract  with Vice  President  Elwood  Trotter,
                    Incorporated by reference to exhibits attached to Amended Form 10 filed July 23, 1999
               (d)2.Amendment to Employment  Contract with Vice President Elwood
                    Trotter, Incorporated by reference to exhibits attached to Amended Form 10 filed July 23, 1999
               (e) Form of Option Certificate delivered to certain Key Employees in connection with the Grant of Individual Options to said Employees, Incorporated by reference to exhibits attached to Amended Form 10 filed July 23, 1999
               (f) Patent Royalty Agreement between Puff Pac, Ltd. (the Company's predecessor), and Puff Pac People, Incorporated by reference to exhibits attached to Amended Form 10 filed July 23, 1999
               (g) Escrow Agreement, Incorporated by reference to exhibits attached to Amended Form 10 filed July 23, 1999
               (h) 1999 Non-Qualified Key Man Stock Option Plan, Incorporated by reference to exhibits attached to Amended Form 10 filed July 23, 1999
               (i) 1999 Investment Banking Agreement, Incorporated by reference to Form 10K exhibits filed April 14, 2000
               (j) 2000 Investment Banking Agreement, Incorporated by reference to Form 10K exhibits filed April 14, 2000
               (k)  2001 Investment Banking Agreement, Incorporated by reference to exhibits attached to Form 10KSB filed April 17, 2001
               (l)  3M  Agreement   with  3M   Stationery   Products   Division,
                    Incorporated by reference to exhibits attached to Form 10KSB filed April 17, 2001
               (m) 3M Agreement with 3M Packaging Systems Division, Incorporated by reference to exhibits attached to Form 10KSB filed April 17, 2001
               (n) Indenture with Interwest Transfer Company, incorporated by reference to exhibits attached to Form 10KSB filed April 16,2002
               (o) Non-exclusive Financial Consulting Agreement with Hyperion Partners Corp., incorporated by reference to exhibits attached to Form 10QSB filed May 15, 2002.


          21   Subsidiaries of the Registrant

                           Name                               Domicile
                           Puff Pac Industries
                           (Canada) Inc. (inactive)           Canada

          23.1  - Consent of Independent Certified Public Accountant
          23.2  - Consent of J. Garry McAllister
          24.1  - Power of attorney is contained on Page VI of Part II of SB-2

Item 28.  Undertakings

     Insofar as indemnification for liabilities arising under the Securities Act of 1933. as amended (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise. the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as



                                       V
expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      The undersigned Registrant hereby undertakes:

      (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in such information in the registration statement;

      (2) that, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

      (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;


SIGNATURES



         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on Its behalf by the undersigned, thereunto duly authorized in the City of Valencia, State of California, on the 17th day of July, 2002.





                                                  S/ Donald Ochacher
                                                  --------------------------
                                                  Donald Ochacher, President


                                POWER OF ATTORNEY

Each person whose signature appears below on this Registration Statement hereby constitutes and appoints Donald Ochacher and Janet Maxey, and each of them, with full power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities (until revoked in writing) to sign any and all amendments (including post-effective amendments and amendments thereto) to this Registration Statement on Form S- I of Air Packaging Technologies, Inc., and to file the same, with all exhibits thereto and other documents In connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary fully to all Intents and purposes as he might or could do in person thereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.



                                       VI

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed by the Following persons in the capacities and on the dates indicated.

         Signatures                         Title                     Date
         ----------                         -----                     ----




s/ Donald Ochacher                    President and Director      July 17, 2002
-------------------------------
Donald Ochacher



s/ Janet Maxey                        Chief Financial Officer     July 17, 2002
-------------------------------
Janet Maxey



s/ Wayne Case                         Director                    July 17, 2002
-------------------------------
Wayne Case




                                      VII